DIRECTORS’ CIRCULAR
recommending
REJECTION
of the offer by
DEMATAL CORP., A WHOLLY-OWNED SUBSIDIARY OF
GENZYME CORPORATION (“GENZYME”)
to purchase all of the common shares of
ANORMED INC.

THE BOARD OF DIRECTORS RECOMMENDS THAT ANORMED
SHAREHOLDERS REJECT THE GENZYME OFFER AND NOT TENDER THEIR ANORMED SHARES.

North American Toll Free Phone: 1-866-639-3460
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Banks and Brokers Call Collect: 416-867-2272
SEPTEMBER 5, 2006
NOTICE TO NON-CANADIAN SHAREHOLDERS
Our financial statements are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies and other non-Canadian companies. The enforcement by shareholders of civil liabilities under United States federal securities laws or under the laws of other non-Canadian jurisdictions may be affected adversely by the fact that we are incorporated under the laws of Canada, certain of our directors and a majority of our executive officers are residents of Canada, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws or the securities law of other non-Canadian jurisdictions. It may be difficult to compel a foreign company and its officers and directors to subject themselves to a United States or other non-Canadian court’s judgment. This transaction has not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this document.

September 5, 2006
Dear AnorMED Inc. Shareholder:
On September 1, 2006, Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation, (“Genzyme”), made an offer to purchase all of the outstanding common shares of our company, AnorMED Inc., (“AnorMED”), for US$8.55 per share, payable in cash (the “Genzyme Offer”). The Genzyme Offer is conditional upon at least 66?% of our outstanding common shares, on a fully diluted basis, being tendered to the Genzyme Offer. The Genzyme Offer expires on October 7, 2006.
In anticipation of a possible offer by Genzyme, the Board of Directors of AnorMED, (the “Board”), established a Strategic Initiatives Committee. The Strategic Initiatives Committee has carefully reviewed, considered and evaluated the Genzyme Offer, and based in part on its review and recommendation, the Board voted to recommend that AnorMED shareholders REJECT the Genzyme Offer. We recommend that you DO NOT TENDER your AnorMED common shares to the Genzyme Offer.
Before making your decision regarding the Genzyme Offer, you should consider the following reasons for the recommendation of the Strategic Initiatives Committee and the Board:
1.	The Genzyme Offer of US$8.55 per share (which Genzyme has stated is equivalent to an equity value for our company of approximately US$380 million) was made at a price that was substantially below the market price of our common shares at the time the Genzyme Offer was made. The Genzyme Offer represents a 14% discount to the US$9.99 per share closing price of our common shares on the American Stock Exchange (“AMEX”) on Thursday, August 31, 2006, the day before Genzyme commenced its offer.

2.	The Genzyme Offer does not adequately reflect the fundamental value of AnorMED. Factoring in the varying degrees of risk and return associated with the different elements of our business plan, the Board believes that the fundamental value of our company exceeds US$8.55 per share.

3.	Goldman Sachs has provided the Strategic Initiatives Committee and the Board of Directors with a written opinion that, as of September 4, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Genzyme Offer is inadequate from a financial point of view to the holders of AnorMED common shares.

4.	Our directors believe that strategic alternatives exist that could offer our shareholders greater value than that represented in the Genzyme Offer. We have retained Goldman Sachs assist us and the Strategic Initiatives Committee in evaluating a number of strategic alternatives that may generate greater value for our shareholders than the Genzyme Offer.
In reaching our recommendation that you REJECT the Genzyme Offer, we considered the following:
•	The opportunity for MOZOBIL in stem cell transplant procedures represents a significant, near-term value driver for AnorMED — pivotal data is expected in the first half of 2007. Approximately 45,000 stem cell transplants are performed each year in the United States and Europe for multiple myeloma, non-Hodgkin’s lymphoma, and other conditions. We have demonstrated that MOZOBIL can mobilize stem cells from a patient’s bone marrow and enable a physician to harvest a greater number of stem cells for use in a stem cell transplant procedure. More collected stem cells may provide a better clinical outcome for many patients. MOZOBIL, if approved, would address a substantial unmet medical need in the area of stem cell transplantation.

We are currently conducting two pivotal trials for the use of MOZOBIL in stem cell transplant procedures — one trial in patients with multiple myeloma, the other trial in patients with non-Hodgkins lymphoma. We have already completed the enrolment in the multiple myeloma trial, and we expect to complete enrolment of the non-Hodgkin’s lymphoma trial in the fourth quarter of 2006. We expect to report top-line results from these trials in the first half of 2007 and to submit our New Drug Application with the FDA in the second half of 2007.

Given Genzyme’s decision to attempt to acquire AnorMED in an unsolicited manner, we assume that Genzyme shares our confidence that the likelihood of success of these pivotal trials and the subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication is high. The Genzyme Offer also suggests that Genzyme recognizes the commercial opportunity for MOZOBIL in the stem cell transplant setting, which can contribute meaningfully to the value of AnorMED as well as other companies.

•	If approved, we would expect MOZOBIL to be a significant contributor of earnings. Given the medical need and the anticipated clinical utility, we believe that we will be able to market MOZOBIL, if approved, at an attractive price. We further believe that the operating margins for MOZOBIL could be attractive, even for a company the does not have existing commercial infrastructure in place. Genzyme has specifically indicated that it is able to reduce the commercialization costs for MOZOBIL. We would expect that to be true for not only Genzyme, but also for several other biotechnology or pharmaceutical companies.

•	There is substantial incremental value in the potential use of MOZOBIL in indications other than stem cell mobilization for stem cell transplantation. We are starting clinical studies evaluating the ability of MOZOBIL to increase the effectiveness of standard chemotherapy in the treatment of leukemia. Efficacy as a “chemotherapy sensitizer” could enhance MOZOBIL’s sales potential significantly. In addition, given the increasing scientific interest in the use of stem cell therapy for tissue repair, we believe there may ultimately be utility in the use of MOZOBIL for that indication. Genzyme’s offering materials do not appear to acknowledge the potential value of MOZOBIL for any opportunities other than stem cell mobilization.

•	We have additional value drivers beyond MOZOBIL. We have the leading platform in the inhibition of the CXCR4 receptor, which is believed to offer a significant opportunity in the treatment of HIV, as well as various oncological and inflammatory diseases. AMD070, our second clinical stage product, is an oral CXCR4 inhibitor that we are developing for the treatment of HIV. Furthermore, we have already identified additional preclinical CXCR4 inhibitors that we believe could be brought into clinical development for additional indications in the near term. Finally, we have a preclinical CCR5 program where a lead compound is currently on track to be ready for testing by the end of 2007. Genzyme’s offering materials do not appear to acknowledge the potential value of any of these additional value drivers.

•	We have discovered and developed all of our products and product candidates internally. We own worldwide rights to MOZOBIL. We are particularly proud of the productivity of our research and development efforts. The creativity of our people and the productivity of our labs have yielded one approved product, four product candidates currently in clinical development, as well as several preclinical or discovery stage programs. We have sold our patent rights to Shire Pharmaceuticals Group plc. for FOSRENOL, which is approved and marketed in the United States for the treatment of hyperphosphatemia in dialysis patients with end-stage renal disease. We have also licensed Picoplatin to Poniard Pharmaceuticals and Atiprimod to Synergy Pharmaceuticals Inc. We discovered internally and have retained all the commercial rights to MOZOBIL, on a worldwide basis.

•	We have other valuable existing and potential near-term financial assets. Our existing financial assets include our cash on hand and the substantial potential tax benefits derived from our accumulated net operating losses. In the near-term, we anticipate additional milestone and royalty payments from our several licensees, which, together with any cash proceeds resulting from the exercise of stock options in connection with an acquisition transaction, would represent a significant addition to our cash balance.

The Board believes that Genzyme is attempting to pressure shareholders to accept inadequate value for your investment in the following ways:
•	Genzyme’s current offer is identical to the one it made several months ago and the timing of the offer is opportunistic. Genzyme originally submitted an acquisition proposal on April 7, 2006 to acquire AnorMED for US$7.75 per share, which represented a premium of just 14% over the prior day’s closing price. On April 13, 2006, Genzyme submitted another proposal, this time at a price of US$8.55 per share. That offer represented a 24% premium to the prior day’s closing price. Neither proposal was acceptable to the Board. Since the time of those earlier proposals by Genzyme, we have continued to make significant progress in the execution of the Phase III studies for MOZOBIL and continued progress in our other development programs. The fundamentals of our business over that period have only strengthened, yet Genzyme has submitted the same proposal as it did on April 13, 2006. We believe that much of the weakness in AnorMED’s share price during the period from mid-April to late August of this year was associated with a broader softening in the capital market environment for many biotechnology stocks during that same period. Because Genzyme announced its intention to make its offer the day after our share price hit its six month low on August 29, 2006, we do not believe that our shareholders should focus on the nominal premium that this offer represents relative to the market price on that day.

•	The Board of Directors believes that Genzyme has exaggerated the risks associated with us pursuing the clinical development and regulatory approval of MOZOBIL as an independent company. As noted above, we remain on track to announce results from our Phase III studies, which are already almost completely enrolled, and file an NDA for MOZOBIL in 2007. We have received Orphan Drug status in the United States and the European Union and have reached agreement with the FDA for our Phase III studies via a Special Protocol Assessment, which we believe increases the likelihood of MOZOBIL receiving regulatory approval if the Phase III studies are successful. The Board remains confident in our ability to achieve these goals.

•	Despite the challenges Genzyme alleges, we remain confident in our ability to successfully commercialize MOZOBIL on our own. There are many examples of biotechnology companies that have successfully commercialized and marketed a product on their own. AnorMED has begun the process of building the relatively modest sales and marketing organization that would be required to market MOZOBIL to the highly concentrated transplant market in North America and the European Union. Through the clinical development process for MOZOBIL, we have built strong ties with many of the leading transplant centers in North America and the European Union that form a strong foundation for us to commercialize and market MOZOBIL on our own. While Genzyme may be able to commercialize MOZOBIL well, other companies may be positioned to do as well or better than Genzyme. The fact that an acquiring company (Genzyme or otherwise) might be better able to commercialize MOZOBIL is not a reason for you to tender your AnorMED shares to an unsolicited offer that (i) was made below our stock price at the time of the offer, (ii) has been submitted without the competitive pressures of a more comprehensive review of strategic alternatives, and (iii) does not, in our view, adequately reflect the fundamental value of our company.

For the above reasons, we urge you to REJECT the Genzyme Offer and NOT TENDER your AnorMED shares to the bid. If you have tendered your AnorMED shares, you can withdraw them. For assistance in withdrawing your AnorMED shares, you can contact your broker or our information agent, Kingsdale Shareholder Services Inc., at one of the telephone numbers below. In addition, all enquiries concerning the information in this document should be directed to:

North American Toll Free Phone: 1-866-639-3460
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Banks and Brokers Call Collect: 416-867-2272
Sincerely,
(Signed) Kenneth H. Galbraith
Chairman and Interim Chief Executive Officer
On behalf of the Board of Directors

QUESTIONS AND ANSWERS ABOUT THE OFFER FROM GENZYME
Should I accept or reject the Genzyme Offer?
          The Board of Directors recommends that AnorMED shareholders REJECT the Genzyme Offer and NOT TENDER their AnorMED shares. Members of the Board of Directors, executive officers, senior officers and the principal shareholder of AnorMED ARE NOT tendering their AnorMED shares to the Genzyme Offer. The Board of Directors, executive officers, senior officers and the principal shareholder of AnorMED believe that strategic alternatives exist that may offer shareholders greater value than that represented by the Genzyme Offer. The Board of Directors, executive officers, senior officers and the principal shareholder of AnorMED collectively hold approximately 24.4% of AnorMED’s outstanding common shares on a fully diluted basis.
How do I reject the Genzyme Offer?
          You do not need to do anything. DO NOT TENDER your AnorMED shares.
Can I withdraw my AnorMED shares if I have already tendered?
          YES. According to the Offer to Purchase and Circular, dated September 1, 2006, of Dematal Corp. and Genzyme that describes the Genzyme Offer (the “Genzyme Circular”), you can withdraw your AnorMED shares: (a) at any time until your AnorMED shares have been taken up by Genzyme; (b) if your AnorMED shares have not been paid for by Genzyme within three business days after having been taken up by Genzyme; (c) up until the tenth day following the day Genzyme files a notice announcing that it has changed or varied the Genzyme Offer unless, among other things, prior to filing such notice Genzyme has taken up your AnorMED shares or the change in the Genzyme Offer consists solely of an increase in the consideration offered and the Genzyme Offer is not extended for more than ten days; or (d) at any time after the 60-day period following the commencement of the Genzyme Offer, provided that Genzyme has not taken up your AnorMED shares prior to receipt by the depositary under the Genzyme Offer of the notice of withdrawal relating to your AnorMED shares.
How do I withdraw my AnorMED shares?
          AnorMED recommends you contact your broker or Kingsdale Shareholder Services Inc., the information agent retained by AnorMED, at one of the numbers listed at the end of this Q&A, for information on how to withdraw your AnorMED shares.
Why does the Board of Directors believe that the Genzyme Offer should be rejected?
          The Board of Directors believes that the Genzyme Offer does not adequately reflect the fundamental value of AnorMED and is an attempt by Genzyme to acquire AnorMED without offering adequate consideration to AnorMED shareholders. The Board of Directors is evaluating a number of strategic alternatives that may generate greater value than that represented by the Genzyme Offer.
          A summary of all of the reasons for the recommendation of the Board of Directors is included in this Directors’ Circular, beginning on page vii.
What is the Board of Directors doing in response to the Genzyme Offer?
          The Board of Directors has established a Strategic Initiatives Committee and retained Goldman Sachs to assist in evaluating a number of strategic alternatives that may generate greater value for AnorMED shareholders than the Genzyme Offer. AnorMED has initiated contact with, and responded to enquiries from, a number of third parties who have expressed an interest in considering such alternative transactions.

v

My broker advised me to tender my AnorMED shares. Should I?
          NO. The Board of Directors has recommended that AnorMED shareholders REJECT the Genzyme Offer and NOT TENDER their AnorMED shares. You should be aware that Genzyme has established a Soliciting Dealer Group and that Genzyme has agreed to pay brokers for AnorMED shares tendered to the Genzyme Offer.
The media has referred to this as a “hostile” take-over bid. Is that true?
          YES. In a friendly take-over, the two companies work together to come to an agreement that would enhance shareholder value. The Genzyme Offer, however, is unsolicited and should be considered a hostile bid. The Board of Directors is pursuing strategic alternatives that may offer shareholders greater value than that represented in the Genzyme Offer.
Do I have to decide now?
          NO. You do not have to take any action at this time. The Genzyme Offer is scheduled to expire on October 7, 2006 and is subject to a number of conditions that have yet to be satisfied. Given that the Board of Directors is considering strategic alternatives that may offer shareholders greater value than that represented by the Genzyme Offer, the Board of Directors recommends that you not take any action until closer to the expiry date of the Genzyme Offer to ensure that you are able to consider all of the options available to you.
          If you have already tendered AnorMED shares to the Genzyme Offer and you decide to withdraw those shares from the Genzyme Offer, you must allow sufficient time to complete the withdrawal process prior to the expiry of the Genzyme Offer. For more information on how to withdraw your AnorMED shares, you should contact your broker or Kingsdale Shareholder Services Inc., the information agent retained by AnorMED, at one of the numbers listed below.
Who do I contact if I have more questions?
          The Board of Directors recommends that you read the information contained in this Directors’ Circular. Please contact Kingsdale Shareholder Services Inc., the information agent retained by AnorMED, with any questions or requests for assistance that you might have.

North American Toll Free Phone: 1-866-639-3460
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Banks and Brokers Call Collect: 416-867-2272

SUMMARY
     The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. All capitalized terms in the summary have the meanings ascribed to such terms elsewhere in this Directors’ Circular.

The Genzyme Offer:	Genzyme has offered to purchase all of the outstanding common shares of AnorMED for US$8.55 per share, payable in cash.

Recommendation of the Board of Directors:	The Board of Directors has considered the Genzyme Offer and has determined that it does not adequately reflect AnorMED’s fundamental value and is not in the best interests of AnorMED and its shareholders. The Board of Directors recommends that AnorMED shareholders REJECT the Genzyme Offer and NOT TENDER their AnorMED shares to the Genzyme Offer. See “Reasons for Rejection”.

Reasons for Rejection:	1.	The Genzyme Offer of US$8.55 per share was made at a price that was substantially below the market price of our common shares at the time the Genzyme Offer was made.

	2.	The Genzyme Offer does not adequately reflect the fundamental value of AnorMED. Factoring in the varying degrees of risk and return associated with the different elements of our business plan, the Board of Directors believe that the fundamental value of our company exceeds US$8.55 per share.

	3.	Goldman Sachs has provided the Strategic Initiatives Committee and Board of Directors with a written opinion that, as of September 4, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Genzyme Offer is inadequate from a financial point of view to the holders of AnorMED common shares.

	4.	Our directors believe that strategic alternatives exist that could offer our shareholders greater value than that represented in the Genzyme Offer.

	5.	The opportunity for MOZOBIL in stem cell transplant procedures represents a significant, near-term value driver for AnorMED – pivotal data is expected in the first half of 2007. MOZOBIL, if approved, would address a substantial unmet medical need in the area of stem cell transplantation.

	6.	If approved, we would expect MOZOBIL to be a significant contributor to earnings. Given the medical need and the anticipated clinical utility, we believe that we will be able to market MOZOBIL at an attractive price. We further believe that the operating margins for MOZOBIL could be attractive, even for a company the does not have existing commercial infrastructure in place.
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7.	There is substantial incremental value in the potential use of MOZOBIL in indications other than stem cell mobilization for stem cell transplantation including chemosensitization and tissue repair. Genzyme’s offering materials do not appear to acknowledge the potential value of MOZOBIL for any opportunities other than stem cell mobilization.

8.	We have additional value drivers beyond MOZOBIL. We have the leading platform in the inhibition of the CXCR4 receptor, which is believed to offer a significant opportunity in the treatment of HIV, as well as various oncological and inflammatory diseases. Genzyme’s offering materials do not appear to acknowledge the potential value of any of these additional value drivers.

9.	We have discovered and developed all of our products and product candidates internally. We own worldwide rights to MOZOBIL.

10.	We have other valuable existing and potential near-term financial assets. Our existing financial assets include our cash on hand and the substantial potential tax benefits derived from our accumulated net operating losses. In the near term, we anticipate additional milestone and royalty payments from our several licensees.

11.	Genzyme’s current offer is identical to the one it made several months ago and the timing of the offer is opportunistic. The fundamentals of our business since the time of the earlier proposal by Genzyme have only strengthened, yet Genzyme has submitted the same proposal as it did on April 13, 2006.

12.	The Board of Directors believes that Genzyme has exaggerated the risks associated with us pursuing the clinical development and regulatory approval of MOZOBIL as an independent company. We remain on track to announce results from our Phase III studies and the Board remains confident in our ability to successfully commercialize MOZOBIL on our own.

Alternatives to the Genzyme Offer:	The Strategic Initiatives Committee, with the assistance of financial and legal advisors, is actively exploring a range of strategic alternatives to the Genzyme Offer that may offer shareholders greater value than the Genzyme Offer. AnorMED has initiated contact with, and responded to enquiries from, a number of third parties who have expressed an interest in considering alternative transactions. AnorMED has established a data room for the purpose of providing confidential information to such third parties. Prior to gaining access to the data room, third parties will be required to enter into appropriate confidentiality agreements with AnorMED.

Discussions are being pursued with these third parties in order to generate value-enhancing alternatives. While it is impossible to predict whether any transactions will emerge from these efforts and
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discussions, the Board of Directors believes that AnorMED and its assets are potentially very attractive to other parties in addition to Genzyme. Neither the Strategic Initiatives Committee nor the Board of Directors has established any deadline for completing the review of strategic alternatives.

Actions by AnorMED Shareholders:	The Board of Directors has determined that the Genzyme Offer is not in the best interests of shareholders. AnorMED shareholders are advised not to tender their shares to the Genzyme Offer until the results of the strategic review process initiated by the Board of Directors have been determined.

As the Genzyme Offer is open for acceptance until October 7, 2006, there is no need for AnorMED shareholders to take any action with respect to the Genzyme Offer at this time. Tendering into the Genzyme Offer could, in the view of the Strategic Initiatives Committee and the Board of Directors, negatively affect the possibility of a superior alternative being available to shareholders. If you have already tendered your shares to the Genzyme Offer, you can withdraw your shares by contacting your broker or Kingsdale Shareholder Services Inc., AnorMED’s information agent.

Rejection of the Genzyme Offer by Directors, Executive Officers, Senior Officers and Principal Shareholder:	The directors, executive officers, senior officers and principal shareholder of AnorMED, together with their respective associates and affiliates, have indicated their intention to reject the Genzyme Offer and not tender their shares to the Genzyme Offer.
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DIRECTORS’ CIRCULAR
     This directors’ circular (the “Directors’ Circular”) is issued by the board of directors (the “Board of Directors” or the “Board”) of AnorMED Inc. (“AnorMED”) in connection with the offer (the “Genzyme Offer”), dated September 1, 2006, made by Dematal Corp. (“Dematal”), a wholly owned subsidiary of Genzyme Corporation (“Genzyme”), to purchase all of the outstanding common shares of AnorMED (the “Shares”) at a price of US$8.55 per share, payable in cash.
     The terms and conditions of the Genzyme Offer, the method of acceptance of the Genzyme Offer and other information relating to the Genzyme Offer, are set out in the Offer to Purchase and Circular, dated September 1, 2006, of Dematal and Genzyme (the “Genzyme Circular”) that accompanies and forms part of the Genzyme Offer, and the letter of transmittal and the notice of guaranteed delivery that accompany the Genzyme Offer.
     In this Directors’ Circular, “AnorMED Inc.”, “AnorMED”, “the Company”, “we”, “our” and “us” refer to AnorMED Inc. and its subsidiaries, unless the context requires otherwise. Unless defined elsewhere, certain terms used in this Directors’ Circular are defined in the “Glossary” section of this Directors’ Circular.
ABOUT ANORMED
Our Product Candidates
The following table summarizes our preclinical and clinical product candidates and programs.

Program	Indication	Status	Originator	Marketing Rights

MOZOBIL	Stem Cell Transplant	Phase III	AnorMED	AnorMED
AMD070	HIV Entry Inhibitor	Phase Ib/IIa	AnorMED	AnorMED
MOZOBIL	Oncology	Phase I/II*	AnorMED	AnorMED
CCR5	HIV	Preclinical	AnorMED	AnorMED
CXCR4	Oncology	Preclinical	AnorMED	AnorMED

*	Clinical studies planned to commence shortly under existing MOZOBIL IND.
MOZOBIL
     Our lead product, MOZOBILTM, a cell mobilizer being developed initially in stem cell transplants, a procedure used to restore the immune system of cancer patients who have had treatments that deliberately destroyed their blood-forming cells along with tumor cells. MOZOBIL works by triggering the rapid movement of stem cells out of the bone marrow and into circulating blood. Once in the circulating blood, stem cells can be collected and stored for use in a stem cell transplant after potent chemotherapy. In Phase II studies, MOZOBIL consistently demonstrated the ability to generate a higher yield of stem cells from cancer patients. This allowed a higher proportion of patients to reach a transplantable level of cells, and allowed some patients who had failed other mobilizing treatments to receive transplants. More collected stem cells may provide a better clinical outcome for many patients.
     Over 400 patients have been enrolled in Phase I and Phase II clinical trials of MOZOBIL and our compassionate use program. The compassionate use program provides access to MOZOBIL, at the treating physicians request, for patients who have previously failed to collect sufficient cells in order to proceed to transplant. These studies have evaluated MOZOBIL as a single agent and in combination with standard regimens, which include the combination of high dose chemotherapy with a hematopoietic growth factor or the use of a growth factor alone. Pooled data from our Phase II clinical trials, including over 125 patients with Non-Hodgkin’s Lymphoma (“NHL”) or Multiple Myeloma (“MM”), were analyzed. The use of MOZOBIL in combination with the hematopoietic growth factor NEUPOGEN® (filgrastim, Granulocyte Colony Stimulating Factor (“G-CSF”) (“NEUPOGEN”) increased the percentage of patients achieving an optimal number of stem cells available for transplantation compared with G-CSF alone. In the
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NHL population, 67% of patients receiving the combination of MOZOBIL plus G-CSF achieved the optimal stem cell target compared with 20% of patients receiving G-CSF alone. Similarly, 70% of MM patients treated with MOZOBIL plus G-CSF achieved the optimal number of stem cells compared with 20% of patients receiving G-CSF alone.
     MOZOBIL is being studied in two Phase III clinical trials at 45 major centres in the United States, Canada and Europe involving 300 cancer patients each, with either Non-Hodgkin’s Lymphoma or Multiple Myeloma and who are undergoing autologous stem cell transplantation as a part of their treatment. Both Phase III studies are randomized, double-blind, placebo-controlled, comparative trials of MOZOBIL plus G-CSF versus placebo plus G-CSF, the current standard drug used to stimulate the mobilization of stem cells from bone marrow.
     We completed patient enrollment for the multiple myeloma trial on July 10, 2006 and, as at September 1, 2006, we have enrolled 270 out of 300 patients (90%) in the NHL trial. We expect to complete patient recruitment in the NHL study before the end of 2006 and to announce top-line results from the studies by the first half of 2007. Both of these studies are in accordance with our Special Protocol Assessment with the FDA. If successful, the results of these clinical studies would be the basis for filings in the second half of 2007 in the United States and during 2008 in Canada, the European Union and other countries seeking approval to market MOZOBIL.
     Preclinical experiments have led us to believe that MOZOBIL has promise in other important indications, and we are planning additional Phase II clinical studies to test these ideas. These trials will include the use of MOZOBIL in chemosensitization for leukemia patients, which is described in the section below. We also intend to expand our development capabilities to be able to conduct future MOZOBIL studies in the European Union. Our goal, where practical, is to initiate additional Phase II company-sponsored studies for MOZOBIL in the U.K., Germany, France, Spain and Italy in the first and second calendar quarters of 2007.
MOZOBIL – New Developments — Leukemia
     Over the past several years, AnorMED has also been investigating a novel approach using MOZOBIL to improve the therapeutic effectiveness of anticancer drugs for leukemia. Leukemia is the term used to describe a group of cancers of the bone marrow and blood in which marrow or blood cells divide and multiply in an uncontrolled manner.
     Most patients with leukemia are treated with chemotherapeutic agents that kill dividing tumor cells. Despite these treatments, leukemias have one of the highest rates of mortality among the common cancers, with only a minority of patients achieving long-term remission. Although most patients respond to their initial treatments, a major clinical concern is the high rate of disease relapse despite attempts to optimize post-remission therapy. A growing body of evidence suggests that the reason for the high level of relapse in leukemia is that the treatments that are used do not affect the leukemia cells that are located in the bone marrow. It is believed that the bone marrow provides a protective environment for these cells, and promotes the long-term maintenance and survival of leukemia cells that remain after a patient has been treated with standard chemotherapy. The protective environment of the bone marrow is becoming increasingly recognized as contributing to the high rate of treatment failures in leukemia as well as relapse of the disease after remission.
     We believe that MOZOBIL has the potential to improve the efficacy of existing chemotherapy agents by disrupting the protective effect the bone marrow has on leukemic cells. MOZOBIL could act on leukemic cells to loosen them from the marrow and release them into the blood just as it does for healthy bone marrow stem cells ahead of transplant in AnorMED’s more advanced clinical programs. At the most recent meeting of the American Society of Hematology held in December 2005, AnorMED presented a proof-of-concept preclinical study demonstrating that MOZOBIL is capable of mobilizing leukemic cells into the blood. These mobilized cells proved to be more sensitive to chemotherapy, and the combined treatment resulted in improved overall survival. AnorMED has submitted additional preclinical data as well as supporting human data from its MOZOBIL compassionate use
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program for presentation at the upcoming American Society of Hematology meeting to be held in December 2006 that support MOZOBIL’s potential utility in the treatment of leukemia.
     AnorMED intends in the near term to commence clinical studies to evaluate MOZOBIL administered together with the patients’ chemotherapy. The administration of MOZOBIL followed by chemotherapy is expected to mobilize leukemia cells from the bone marrow microenvironment, where they are protected from the full effects of chemotherapy, into the peripheral blood where the cells are more susceptible to treatment. We intend to commence our first clinical trials in patients diagnosed with acute myeloid leukemia (AML) and chronic lymphocytic leukemia (CLL) in the first quarter of calendar 2007, if not sooner. Results from these initial studies should be available over the next 12-18 months; following these results AnorMED intends to broaden the clinical trial spectrum to include other types of leukemia and hematological malignancies.
MOZOBIL – Leukemia — Market Opportunity
     We believe MOZOBIL has the potential to be used with most commonly prescribed chemotherapy agents and biologics for the treatment of leukemia.
     Approximately 300,000 new cases of leukemia are diagnosed each year worldwide. The reported incidence of leukemia in the United States in 2002 was 34,858 cases. In the five major European Union countries it was 38,006 cases.
     The table below provides country specific figures for annual incidence and mortality in the major pharmaceutical markets worldwide.

	Annual Incidence	Mortality
Country/Region	(# Cases)	(# Deaths)
United States	34,858	21,871
United Kingdom	6,987	4,195
Italy	8,089	5,270
Spain	4,362	2,852
France	7,967	4,935
Germany	10,601	7,348
Japan	8,062	7,076

Source: Globocan 2002 data table (http://www-dep.iarc.fr/).
     Based on the high unmet medical need for an effective long-term treatment of leukemia, the incidence and prevalence of leukemia on a global basis and the potentially broad use of MOZOBIL in this application, AnorMED believes that the use of MOZOBIL in chemosensitization represents a significant market opportunity beyond its initial target indication for the mobilization of stem cells in support of stem cell transplant.
AnorMED and HIV
     HIV can be effectively treated for a time with highly active antiretroviral therapy (HAART) that involves combination therapy with at least three different drugs. But despite the progress made over the past decade with HAART, HIV drug resistance remains a significant issue for patients, as eventually almost all treated patients will fail their initial treatment. Thus, there is a constant need for new drugs inhibiting new targets that can improve the effectiveness of HAART and offer new hope to patients with antiretroviral drug resistance.
     Like all viruses, HIV must gain access to new cells for infection to progress. A new and promising approach to treating HIV involves blocking the entry of HIV into previously uninfected cells. This approach has proven to be clinically effective in the treatment of patients with HIV. To enter and infect cells, HIV must bind
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particular proteins present on their surface, and cannot infect cells on which these proteins do not appear, or if the binding is blocked. Specifically, HIV must first bind to a protein called CD4, and then either of two possible second proteins, known as CXCR4 and CCR5. A drug that blocks or inhibits CXCR4 or CCR5 will block the ability of HIV to enter and infect new cells. Since new cycles of infection are necessary for the survival and propagation of the virus in patients who are infected with HIV, several new classes of drugs that inhibit this pathway are currently under development and are known as HIV entry inhibitors.
     Some strains of HIV use the CCR5 receptor along with CD4, and others use the CXCR4 receptor and CD4. A smaller number may use both receptors. The virus may change its preference during the course of an infection in an individual, and experience shows that patients usually have CCR5-using virus early in their infections. The switch to CXCR4-using virus frequently occurs as HIV infection progresses and worsens in an individual, and patients whose virus uses CXCR4 have worse health and tend to die sooner. It is not known if the emergence of the CXCR4-using virus is the result or cause of the general worsening in the patient’s condition, although there is preclinical data to suggest that CXCR4-using HIV is more destructive.
     AnorMED is developing drugs that block the CXCR4-using virus. The most advanced of these, called AMD070, is in Phase II clinical trials. AnorMED is also advancing drugs that block CCR5 through preclinical development. Leading pharmaceutical companies such as Pfizer, GlaxoSmithKline and Schering-Plough have focused on the clinical development of CCR5 inhibitors since that virus is more prevalent. Pfizer is the current leader in the development of CCR5 blockers; it is anticipated that preliminary data from its Phase III trials will be presented at the Conference on Retroviruses and Opportunistic Infections in February 2007. Pfizer has publicly stated that it intends to file an NDA with the FDA for its CCR5 inhibitor maraviroc in the fourth quarter of 2006. To our knowledge, AnorMED is the only company with an oral CXCR4 inhibitor in clinical development for HIV.
     Pfizer and Schering’s clinical development programs on CCR5 blockers have revealed some very provocative results. Some patients that entered into the trials with virus that used only CCR5 have shown progression during the trial to virus that can use CXCR4. As yet it is undetermined if the emergence of the CXCR4-using virus would result in a worsening condition for the patients, but this observation has heightened interest from pharmaceutical companies, academics, and regulatory agencies to examine drug combinations containing both CCR5 and CXCR4 antagonists.
     The importance of combining CCR5 and CXCR4 blockers was also recently highlighted in data from Pfizer presented at the recent International AIDS Conference in Toronto in August 2006. (Note that virtually all HIV patients who receive therapy are treated with combinations of drugs). Patients infected with both the CCR5 and CXCR4 using virus, and treated with a CCR5 blocker but not a CXCR4 blocker, failed to demonstrate a reduction in the total amount of virus in their blood at the 24-week primary endpoint of the trial. A 24-week period is adequate to see an effect from any currently approved therapy, and is also the standard length of a trial for accelerated regulatory approval of a novel HIV drug in the United States. These recent findings have lead to increased interest in the potential of a CXCR4 inhibitor that can be used in combination with a CCR5 inhibitor, and thus in AnorMED’s AMD070, the most advanced candidate in the class. If such studies showed improved outcomes for patients, they would have important implications for AMD070 and other earlier stage AnorMED programs.
     AMD070 is an orally available small molecule inhibitor of the CXCR4 chemokine receptor. AMD070 is currently recruiting in two proof-of-principle trials to evaluate safety and preliminary efficacy inhibiting HIV entry in HIV infected patients. One trial is being conducted in collaboration with the United States Adult AIDS Clinical Trial Group (“ACTG”), and the other is the AnorMED-sponsored XACT trial.
Early Stage Research
     We also have research programs focused on novel classes of compounds that target specific chemokine receptors known to be involved in a variety of diseases:
•	CCR5 in HIV – we have an active discovery program to identify additional inhibitors of the CCR5 chemokine receptor that is also used by HIV to enter and infect healthy cells. We are working to identify a lead clinical candidate in this program in Fiscal 2007.
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•	CXCR4 in Oncology and Tissue Repair – we have a number of well established collaborations with research groups around the world and plan to continue with the preclinical work being done in this area.
Licensing Agreements
     AnorMED has sold the global patents for FOSRENOL to Shire Pharmaceuticals Group plc. for up to US$31 million in milestone payments to be made upon regulatory approvals in the United States, the European Union and Japan. The first approval came from Sweden in March 2004 and we received US$1 million. The second approval came from the United States in October 2004 and we received US$18 million. During the third quarter of Fiscal 2005, Shire exercised its option and agreed to make a US$6 million milestone payment to us upon regulatory approval in Japan. If regulatory approvals for FOSRENOL are granted in the relevant European Union countries we expect to generate additional milestone payments from Shire totaling US$6 million. We expect these milestone payments to occur in Fiscal 2007.
     AnorMED licensed exclusive global rights, excluding Japan, to its anticancer drug Picoplatin to a United States biotechnology company, Poniard. Poniard is studying Picoplatin in Phase I/II and Phase II trials. Through this agreement we are eligible to receive additional milestone payments of up to US$13 million, payable in cash or a combination of cash and Poniard common stock. The licensing agreement provides that we are to receive royalty payments of up to 15% on any product sales.
     During this fiscal year, we received a US$200,000 licensing payment from Synergy for Atiprimod. Synergy is continuing to evaluate the anti-cancer properties of this drug candidate in a Phase Ib/IIa clinical trial in relapsed multiple myeloma patients. We granted Synergy an exclusive license to develop, manufacture and commercialize products incorporating Atiprimod for the diagnosis, treatment and prevention of disease in humans. The licensing agreement consists of an annual maintenance payment of US$200,000, milestone payments on registration applications and approvals, and a royalty based on product sales.
BACKGROUND TO THE GENZYME OFFER
     Beginning in September 2005, we engaged in discussions with numerous third parties, including Genzyme, relating to a potential licensing or collaboration arrangement to commercialize MOZOBIL in Europe.
     As part of the on-going discussions relating to a potential licensing or collaboration arrangement with Genzyme, representatives of Genzyme conducted due diligence with respect to MOZOBIL at AnorMED’s offices in Langley, British Columbia. The due diligence conducted by Genzyme was subject to a confidentiality agreement, dated October 18, 2005, that provided for the exchange of confidential information in connection with Genzyme’s evaluation of a possible relationship with AnorMED relating to MOZOBIL. The confidentiality agreement prohibits Genzyme from, among other things, disclosing to any third party any confidential information disclosed to Genzyme in the course of conducting its due diligence.
     On December 23, 2005, Genzyme submitted to us a non-binding term sheet containing a proposed European licensing arrangement with respect to MOZOBIL along with a letter indicating Genzyme’s interest in expanding the relationship to a global collaboration for the development and commercialization of MOZOBIL.
     Discussions between Genzyme and our company concerning a potential licensing or collaboration arrangement for MOZOBIL continued during January and February 2006, including meetings on January 10, 2006 and February 13-14, 2006. At the latter meetings, Genzyme representatives were given an opportunity to conduct due diligence with respect to MOZOBIL at our offices in Langley, British Columbia.
     On January 26, 2006, we announced that we had received a requisition from our principal shareholder, represented by Baker Brothers Advisors (“Baker Brothers”), to convene a special meeting of Shareholders for the purpose of replacing the existing Board of Directors with nominees designated by the Baker Brothers. On February
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2, 2006, we announced that a special meeting of Shareholders would convene on April 11, 2006 to consider the requisition.
     Following a subsequent meeting with our company on February 24, 2006, Genzyme submitted a proposal of terms and conditions for a worldwide development and commercialization collaboration and license agreement. We responded generally to Genzyme’s proposal on March 1, 2006 by suggesting some changes to the structure of the relationship and to certain of the economic considerations.
     During March 2006, we continued to discuss the potential development and commercialization structure of the proposed arrangements, culminating in Genzyme submitting a first draft of a collaboration and license agreement to us on March 22, 2006.
     Baker Brothers’ information circular, dated March 29, 2006, prepared for purposes of the special meeting, indicated that if the Baker Brothers’ slate of nominees was elected to our Board of Directors, AnorMED would not pursue a global partnership for MOZOBIL in the near term.
     On March 31, 2006, we responded with a revised draft of the collaboration and license agreement reflecting our comments and edits to Genzyme’s initial draft of the agreement. On April 6-7, 2006, representatives of Genzyme conducted further due diligence with respect to MOZOBIL at our offices in Langley, British Columbia.
     On April 6, 2006, Dr. Baker met in his office in New York City with Mr. Peter Wirth, Executive Vice President of Genzyme, and a representative of UBS Securities LLC (“UBS”), Genzyme’s financial advisors, at which meeting Dr. Baker was informed that Genzyme was interested in pursuing an acquisition of AnorMED. Dr. Baker responded that the matter should be deferred pending the outcome of the special meeting of Shareholders.
     On April 7, 2006, Genzyme submitted a proposal to AnorMED’s then Board of Directors pursuant to which Genzyme would acquire all of the issued and outstanding Shares at a price of US$7.75 per Share. AnorMED’s then Board of Directors determined that the proposal was inadequate and indicated to Genzyme that it would not pursue negotiations in respect of the offer at that price. On April 13, 2006, Genzyme submitted a revised acquisition proposal at a price of US$8.55 per share. On April 14, 2006, AnorMED’s Secretary responded that the Board of Directors was unable to convene prior to the indicated expiry time in Genzyme’s revised proposal in order to consider it.
     On April 21, 2006, our Shareholders voted overwhelmingly to elect a new Board of Directors for AnorMED.
     On April 27, 2006, Mr. Wirth spoke by telephone with Dr. Baker, who had been re-elected to the AnorMED board of directors on April 21, 2006, to reiterate Genzyme’s interest in MOZOBIL and its desire to enter into a dialogue with AnorMED with respect to the previously proposed global partnership opportunity. On May 3, 2006, Mr. Kenneth Galbraith, the newly elected Chairman of AnorMED’s Board of Directors, and Mr. Wirth spoke by telephone and Mr. Galbraith indicated that AnorMED’s newly elected Board of Directors would be meeting in the following weeks to formulate AnorMED’s strategy with respect to the commercialization of MOZOBIL and other opportunities. On May 9, 2006, in New York City, Mr. Wirth met with Mr. Galbraith, Dr. Baker and Dr. Joseph Dougherty, a newly-elected director of AnorMED, to further discuss Genzyme’s interest in a global partnership for MOZOBIL.
     On May 30, 2006, Mr. Galbraith indicated to Mr. Wirth by telephone that AnorMED was inclined to develop MOZOBIL with its own resources and to reserve any decisions on partnering until the Phase III trials of MOZOBIL had been completed. On June 13, 2006, we announced our strategy with respect to the funding of the development costs and pre-commercial activities relating to MOZOBIL and other pipeline products.
     On August 8, 2006, Dr. Baker spoke by telephone with Mr. Wirth and a representative of UBS, who informed him that Genzyme was interested in acquiring AnorMED at a price of US$8.55 per AnorMED Share and that Genzyme intended to send a proposal to the Board of Directors in order to initiate exclusive negotiations. Mr. Wirth also informed Mr. Galbraith about Genzyme’s intentions. The proposal was received by Dr. Baker and
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Mr. Galbraith via electronic mail on August 8, 2006, and was received by Farris, Vaughan, Wills & Murphy LLP, AnorMED’s corporate counsel and Canadian legal advisor, by facsimile on the same day. The proposal requested that AnorMED agree to enter into exclusive negotiations with Genzyme that would lead to the acquisition of all of the issued and outstanding Shares of AnorMED for a price of US$8.55 per Share. Mr. Wirth indicated that should AnorMED fail to agree to such offer to enter into exclusive negotiations that Genzyme was prepared to make such offer directly to shareholders by way of tender offer.
     On August 10, 2006, Mr. Galbraith called Mr. Wirth to acknowledge receipt of the Genzyme proposal. Mr. Galbraith indicated that each member of the Board of Directors was being provided with a copy of the proposal, and that the Board would schedule a meeting as soon as practicable to discuss the proposal from Genzyme. Mr. Galbraith told Mr. Wirth that he would contact him subsequent to the Board meeting to indicate whether AnorMED would be interested in pursuing discussions regarding the Genzyme proposal.
     On August 13, 2006, the Board of Directors of AnorMED held a meeting by telephone to discuss the potential engagement of Goldman Sachs as its financial advisors to review and evaluate alternatives in the context of the Company’s strategic direction and its business plan. The Board of Directors authorized Mr. Galbraith to finalize and execute an engagement letter with Goldman Sachs on substantially the terms presented at the meeting.
     On August 14, 2006, Mr. Galbraith had a telephone conversation with Mr. Wirth during which he reported that in response to Genzyme’s proposal, AnorMED had decided to accelerate its internal strategic review, that it had engaged Goldman, Sachs & Co. (“Goldman Sachs”) as its financial advisors, and that a meeting of Dr. Baker, Mr. Galbraith and representatives of Goldman Sachs was scheduled for August 18, 2006 at AnorMED’s principal executive offices in Langley, British Columbia. Mr. Galbraith said that he would contact Mr. Wirth following the meeting to advise him as to AnorMED’s intended process and timing for a review of strategic alternatives for AnorMED.
     On August 16, 2006, representatives of Goldman Sachs and UBS had a teleconference to discuss Genzyme’s proposal and the timing of AnorMED’s strategic review process.
     On August 18, 2006, Dr. Baker, Mr. Galbraith, and representatives of Goldman Sachs and Farris, Vaughan, Wills & Murphy LLP met at AnorMED’s principal executive offices in Langley, British Columbia to discuss AnorMED’s business plan, the Genzyme proposal and possible strategic alternatives available to AnorMED. Following the meeting, Mr. Galbraith informed Mr. Wirth that AnorMED’s Board of Directors was scheduled to meet within seven to 10 days to consider whether to continue pursuing AnorMED’s existing strategy of developing MOZOBIL with its own resources or to consider a sale of AnorMED, and, in case of the latter, whether to proceed with the Genzyme proposal. Mr. Wirth replied that Genzyme would be willing to wait until after that meeting of AnorMED’s Board of Directors before taking any further actions with respect to the Genzyme proposal.
     On August 22, 2006, Mr. Galbraith reported to Mr. Wirth that the Board of Directors meeting had been scheduled for the afternoon of August 28, 2006. Mr. Galbraith and Mr. Wirth scheduled a call for the morning of August 29, 2006, at which time Mr. Galbraith would inform Mr. Wirth of the Board of Directors’ decision with respect to Genzyme’s offer to enter into exclusive negotiations for the sale of AnorMED to Genzyme.
     On August 28, 2006, the Board of Directors, together with representatives of Farris, Vaughan, Wills & Murphy LLP and Dorsey & Whitney LLP, AnorMED’s United States corporate counsel and legal advisor, received a report from Goldman Sachs regarding potential strategic alternatives in light of the Genzyme proposal and the status of discussions with Genzyme about its proposal. Mr. Galbraith and Dr. Baker also updated the Board of Directors about their recent discussions with Genzyme. After considering the Goldman Sachs report, the current status of discussions with Genzyme and other factors, the Board of Directors determined that Genzyme’s proposal did not reflect the fundamental value of AnorMED, and that it would not proceed with the Genzyme proposal on the terms proposed. The Board of Directors authorized Mr. Galbraith to inform Mr. Wirth that the Board of Directors would be willing to consider a sale of AnorMED to a strategic buyer that recognized the fundamental value of AnorMED, but that the US$8.55 per Share proposal did not adequately reflect AnorMED’s value to a strategic buyer. The Board of Directors determined that if Genzyme launched a hostile offer to acquire AnorMED,
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the Board of Directors would consider strategic alternatives to the Genzyme Offer in order to maximize shareholder value.
     At the meeting, the Board of Directors formed a Strategic Initiatives Committee, consisting of Dr. Joseph P. Dougherty, Mr. Galbraith, Dr. Baker and Dr. William L. Hunter. The Strategic Initiatives Committee’s mandate consists primarily of reviewing, considering and evaluating the terms of any potential transaction in the context of the current strategic direction of AnorMED and its existing business plan, and ensuring that any transaction is adequate and fair to the Shareholders of AnorMED.
     Immediately following the Board of Directors meeting on August 28, 2006, the Strategic Initiatives Committee held its initial meeting and appointed Dr. Dougherty as its chairman. The Strategic Initiatives Committee also reviewed the independence of Goldman Sachs and approved the appointment of Goldman Sachs as its Canadian and United States financial advisors. The Strategic Initiatives Committee retained Davis & Company LLP as its independent legal advisor.
     On the morning of August 29, 2006, Mr. Galbraith and Mr. Wirth spoke by telephone about the results of AnorMED’s Board of Directors meeting held on August 28, 2006. Mr. Galbraith informed Mr. Wirth that the Board of Directors would be willing to consider a sale of AnorMED, but that the Board of Directors did not view Genzyme’s acquisition proposal as fully recognizing the fundamental value of AnorMED to Genzyme as a strategic buyer. Based on prior discussions with Goldman Sachs, Mr. Galbraith described the expected range of valuations for AnorMED to a strategic buyer in an open competitive process. Any offer from Genzyme would be considered seriously by the Board of Directors if it was on terms consistent with the result expected in such a process. Mr. Galbraith did not suggest a specific price per Share for AnorMED that the Board of Directors was prepared to support, but offered to discuss the matter further should Mr. Wirth believe that such discussions would be worthwhile. Mr. Galbraith also suggested that Mr. Wirth could discuss the matter further with Dr. Baker, as the representative of the Company’s principal shareholder, should he so choose. Mr. Wirth indicated that Genzyme would be willing to increase its offer to avoid having to make a hostile bid, but offered no further details regarding the amount of such an increase. Mr. Wirth stated that he would discuss the matter further with a committee of his board of directors and advise Mr. Galbraith of its decision. Similar discussions were held between Goldman Sachs and UBS.
     On the evening of August 29, 2006, Genzyme informed Mr. Galbraith and Dr. Baker, and UBS informed representatives of Goldman Sachs, that Genzyme had determined to launch a hostile offer to acquire all of the issued and outstanding Shares of AnorMED.
     Following such discussions, during the late evening of August 29, 2006 and the early morning of August 30, 2006, the Strategic Initiatives Committee held several meetings with its and AnorMED’s financial and legal advisors. At these meetings, the Strategic Initiatives Committee determined to issue a pre-emptive press release rejecting Genzyme’s proposal and in anticipation of Genzyme approaching shareholders directly. The Strategic Initiatives Committee also discussed with Goldman Sachs the logistics of establishing a process for contacting and working with third parties that might be interested in pursuing an alternative strategic transaction with AnorMED. In addition, the Strategic Initiatives Committee resolved to recommend to the Board of Directors that the Board of Directors adopt a limited duration shareholder rights plan in order to ensure that any potential acquisition of AnorMED would be fair to all Shareholders.
     At approximately 2:30 a.m. (Vancouver time) on August 30, 2006, we announced that the Board of Directors had rejected the Genzyme proposal, that the Board of Directors had formed the Strategic Initiatives Committee, and that the Strategic Initiatives Committee had recommended to the Board of Directors the adoption of a limited duration shareholder rights plan.
     At 4:30 a.m. (Vancouver time) on August 30, 2006, the Board of Directors, together with its and AnorMED’s financial and legal advisors, met. The members of the Strategic Initiatives Committee provided a summary of the prior day’s events to the other members of the Board of Directors, which was followed by an update from Goldman Sachs as to third parties that might be interested in pursuing strategic alternatives with AnorMED. The Board of Directors also adopted, effective August 29, 2006, a limited duration shareholder rights plan in order
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to ensure that AnorMED had sufficient time to properly pursue all strategic alternatives available to maximize shareholder value, and that all Shareholders were treated fairly in any transaction involving a change of control of AnorMED.
     Later on August 30, 2006, Genzyme publicly announced its intention to make the Genzyme Offer.
     On August 31, 2006 and September 1, 2006, the Strategic Initiatives Committee met with its and AnorMED’s financial and legal advisors and received updates about third parties that might be interested in pursuing strategic alternatives with AnorMED and the provision of due diligence information to such third parties under appropriate confidentiality agreements.
     On September 1, 2006, the Genzyme Offer was formally commenced in Canada and the United States by Genzyme.
     Also on September 1, 2006, we announced that we were aware that the Genzyme Offer had been formally commenced, and that Shareholders should defer making a decision on whether or not to tender to the Genzyme Offer until a Directors’ Circular was filed with the SEC.
     On September 4, 2006, the Strategic Initiatives Committee met again to consider its recommendation to the Board of Directors regarding the Genzyme Offer. Goldman Sachs gave a presentation to the Strategic Initiatives Committee on the strategic review process that had been undertaken, and summarized and discussed the methodology and analysis used by it to assess the adequacy of the Genzyme Offer and the results to date of that analysis. At this meeting, the Strategic Initiatives Committee received an oral opinion from Goldman Sachs to the effect that, as of the date thereof, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Genzyme Offer was inadequate from a financial point of view to Shareholders.
     After considerable discussion, and based on its own deliberations, the factors outlined under “Reasons for Rejecting the Genzyme Offer”, the advice of its financial advisors and legal advisors, and its review of the proposed terms of the transaction with Genzyme, the Strategic Initiatives Committee recommended to the Board of Directors that the Board of Directors recommend to Shareholders that they reject the Genzyme Offer and not tender their Shares to the Genzyme Offer.
     On September 4, 2006, immediately following the Strategic Initiatives Committee meeting, the Board of Directors reviewed the Genzyme Offer and considered the advice of its financial advisors and legal advisors, the recommendation of the Strategic Initiatives Committee described above and the other factors described under “Reasons for Rejecting the Genzyme Offer” and resolved to recommend that Shareholders reject the Genzyme Offer and not tender their Shares to the Genzyme Offer. The Board of Directors resolved to defer the occurrence of the Separation Time under the Rights Plan and also approved this Directors’ Circular, the Schedule 14D-9 to be filed with the SEC, and the mailing of the Directors’ Circular to Shareholders.
     AnorMED believes that Genzyme may be in breach of the provisions of the confidentiality agreement entered into with AnorMED in connection with Genzyme’s due diligence of MOZOBIL and the related discussions and negotiations of a potential collaborative licensing arrangement. We are reviewing whether Genzyme may have used such information for an unauthorized purpose in connection with its hostile bid. Accordingly, the Strategic Initiatives Committee is considering, in consultation with management and with the legal advisors to AnorMED and the Strategic Initiatives Committee, what further actions, if any, may be warranted, including the potential commencement of legal proceedings.
     Subsequently, the Strategic Initiatives Committee and the Board of Directors received a written opinion dated September 4, 2006, from Goldman Sachs, confirming its oral opinion, to the effect that, as of the date thereof, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Genzyme Offer was inadequate from a financial point of view to Shareholders. See “Opinion of the Financial Advisor”. A copy of the Goldman Sachs opinion is attached to this Directors’ Circular as Schedule “A”.
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RECOMMENDATION OF THE BOARD OF DIRECTORS
     The Board of Directors has carefully considered the Genzyme Offer, has received the recommendation of a Strategic Initiatives Committee comprised of certain directors that the Board of Directors established to review, consider and evaluate the Genzyme Offer and other strategic alternatives, has reviewed the opinion of its financial advisors, has consulted with its legal advisors and has determined that the Genzyme Offer is inadequate. The Board of Directors has also resolved to recommend that our Shareholders REJECT the Genzyme Offer and NOT TENDER their Shares to the Genzyme Offer.
DIRECTORS’ RECOMMENDATION
THE BOARD OF DIRECTORS OF ANORMED RECOMMENDS THAT SHAREHOLDERS REJECT
THE GENZYME OFFER
AND NOT TENDER THEIR SHARES TO THE GENZYME OFFER.
     Shareholders should consider the terms of the Genzyme Offer carefully and should come to their own decision as to whether to accept the Genzyme Offer. Shareholders who are in doubt as to how to respond to the Genzyme Offer should consult their own investment dealer, broker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Genzyme Offer may have tax consequences and they should consult their own professional tax advisors. Enquiries concerning the information in this Directors’ Circular should be directed to Kingsdale Shareholder Services Inc., at the telephone number listed on the back page of this Directors’ Circular.
REASONS FOR REJECTING THE GENZYME OFFER
     The following is a summary of the principal reasons for the recommendation of the Board of Directors that Shareholders REJECT the Genzyme Offer and NOT TENDER their Shares to the Genzyme Offer.
1.	Genzyme has proposed to pay you for your shares less than the market price at the time of its offer.
     The Genzyme Offer of US$8.55 per Share was substantially below the prevailing market price for AnorMED Shares. The closing price of our Shares on the American Stock Exchange (“AMEX”) was US$9.99 per Share on Thursday, August 31, 2006, the day before Genzyme commenced the Genzyme Offer. In the Genzyme Circular, Genzyme has focused on the premium that its offer represents relative to our Share price before Genzyme announced that it intended to make a public offer for AnorMED Shares. However, when Genzyme actually commenced the Genzyme Offer, its offer represented an approximate 14% discount to the prior day’s closing price.
2.	The Genzyme Offer does NOT adequately reflect the fundamental value of AnorMED. We therefore recommend that you reject the Genzyme Offer and not tender your AnorMED Shares.
     The Board of Directors believes that the fundamental value of our company today exceeds US$8.55 per Share.
     We regularly and objectively assess: (i) the commercial opportunities for our product candidates; (ii) the clinical, regulatory and commercial execution risks associated with each of those product candidates; (iii) the breadth and expertise of our internal capabilities; and (iv) the capital required to execute on our plan. We factor each of those elements into our assessment of fundamental value of each of our assets, as well as our entire enterprise.
     Together with Goldman Sachs, we have again reviewed our assessment of AnorMED’s fundamental value in the context of the Genzyme Offer. We reiterate – we believe that Genzyme’s proposal falls short of AnorMED’s fundamental value.
3.	The Genzyme Offer is financially inadequate.
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     Goldman Sachs has provided the Strategic Initiatives Committee and the Board of Directors with a written opinion that, as of September 4, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Genzyme Offer is inadequate from a financial point of view to the holders of AnorMED Shares.
4.	Our Board of Directors is committed to maximizing Shareholder value. We believe that strategic alternatives exist that will yield greater value for Shareholders than the Genzyme Offer.
     We have retained Goldman Sachs to assist the Board of Directors and the Strategic Initiatives Committee in evaluating AnorMED’s strategic alternatives. Our Directors believe that strategic alternatives exist that could offer our shareholders greater value than that represented by the Genzyme Offer.
     Historically, there has been a high level of strategic interest in MOZOBIL and AnorMED. We believe that such strategic interest still exists. Like Genzyme, there are a number of companies in the biotechnology and pharmaceutical industries that have the global commercial infrastructure and clinical and commercial presence in oncology and transplants which would allow them to realize significant value from MOZOBIL and our other assets. We will be working with Goldman Sachs to explore the extent and degree of that strategic interest. We encourage you NOT TO TENDER your shares before that assessment is completed.
5.	The opportunity for MOZOBIL in stem cell transplant procedures represents a significant, near-term value driver for AnorMED – pivotal data expected in the first half of 2007.
     Approximately 45,000 stem cell transplants are performed each year in the United States and Europe for multiple myeloma, non-Hodgkin’s lymphoma, and other conditions. The success of a stem cell transplant procedure is highly dependent on the quantity and quality of stem cells that can be harvested from a given patient. Using currently available therapies, many patients are unable to harvest stem cells of sufficient quantity and quality to allow for a successful transplantation. For many other patients who have the physiological ability to yield sufficiently high numbers of stems cells for transplantation, they too could benefit from having a more robust population of stem cells in their peripheral circulating blood by reducing the number of aphereses required and avoiding the cost, risks and inconvenience associated with each apheresis procedure. We have demonstrated that MOZOBIL can mobilize stem cells from a patient’s bone marrow and enable a physician to improve upon the current standard of care by harvesting a greater number of stem cells for use in a stem cell transplant procedure, with the objective of increasing the potential for better clinical outcomes. MOZOBIL, if approved, would address a substantial unmet medical need.
     We are currently conducting two pivotal trials for the use of MOZOBIL in stem cell transplant procedures – one trial in patients with Multiple Myeloma, the other trial in patients with Non-Hodgkins Lymphoma. We have already completed the enrolment in the Multiple Myeloma trial, and we expect to complete enrolment of the Non-Hodgkin’s Lymphoma trial in the fourth quarter of 2006. These trials were designed under a Special Protocol Assessment with the United States Food and Drug Administration, or the FDA. In addition, the FDA and the European Union has granted Orphan Drug designation for MOZOBIL in the stem cell transplant indication. We expect to report top-line results from these trials in the first half of 2007 and to submit our New Drug Application with the FDA in the second half of 2007.
     Given Genzyme’s decision to attempt to acquire AnorMED in an unsolicited manner, we assume that Genzyme shares our confidence that the likelihood of success of these pivotal trials and the subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication is high. We further assume that Genzyme views the commercial opportunity for MOZOBIL in the stem cell transplant setting as meaningful.
6.	If approved, we would expect MOZOBIL to be a significant generator of earnings.
     Given the medical need and the anticipated clinical utility, we believe that we will be able to market MOZOBIL (if approved) at an attractive price. Given that MOZOBIL is a small molecule, the method of manufacturing is simple and straightforward. As discussed below, the commercial infrastructure needed to market
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and sell MOZOBIL will be limited. Therefore, we believe that the operating margins for MOZOBIL could be attractive. For any biotechnology or pharmaceutical company that has the capabilities and infrastructure to achieve operating synergies, the profitability of MOZOBIL could be even greater. Genzyme has specifically indicated that it is able to reduce the commercialization costs for MOZOBIL. We would expect that to be true for Genzyme, but we would expect that to be true for other biotechnology or pharmaceutical companies as well.
7.	There is substantial value in the potential use of MOZOBIL in indications beyond stem cell transplantation.
     For example, AnorMED is evaluating MOZOBIL’s ability to increase the effectiveness of standard chemotherapy in the treatment of leukemia.
     Over the past several years, AnorMED has been investigating a novel approach using MOZOBIL to improve the therapeutic effectiveness of anticancer drugs for leukemia. At the American Society of Hematology meeting held in December 2005, AnorMED presented a proof-of-concept preclinical study demonstrating that MOZOBIL is capable of mobilizing leukemic cells into the blood, as a result, significantly increasing sensitivity of these cells to chemotherapy and thus resulting in improved overall survival. We also have supporting preclinical data from our compassionate use program that suggests that MOZOBIL may be effective in this setting.
     We plan to commence early next year clinical studies to evaluate MOZOBIL administered together with chemotherapy for the treatment of leukemia patients. Results from these initial studies will accumulate over the following 12-18 months; following these results AnorMED intends to broaden the clinical trial spectrum to include other cancers, including other types of leukemia and hematological malignancies.
     Positive data in leukemia would greatly expand MOZOBIL’s revenue potential. Leukemias have one of the highest rates of mortality among the common cancers, with only a minority of patients achieving long-term remission. Although most patients respond to their initial treatments, a major clinical concern is the high rate of disease relapse despite attempts to optimize post-remission therapy. New therapeutic approaches that improve outcome for these patients are needed. The table below provides country specific figures for annual incidence and mortality in the major pharmaceutical markets worldwide.

	Annual Incidence	Mortality
Country/Region	(# Cases)	(# Deaths)
United States	34,858	21,871
United Kingdom	6,987	4,195
Italy	8,089	5,270
Spain	4,362	2,852
France	7,967	4,935
Germany	10,601	7,348
Japan	8,062	7,076
               Source: Globocan 2002 data table (http://www-dep.iarc.fr/).
     For companies with products or product candidates for the treatment of hematological malignancies, MOZOBIL if successful as a chemosensitizer, could offer the benefit of driving MOZOBIL sales as well as enhance the commercial performance of the company’s chemotherapeutic agents. For example, Genzyme currently markets two chemotherapy agents for use in treating leukemia, Campath and Clofarabine. Either of these agents may be synergistic with MOZOBIL. If so, Genzyme could potentially derive benefit both from sales of MOZOBIL in chemosensitization and from the strategic strengthening of their existing oncology franchise. The same potential synergies could be realized by other companies who are developing and marketing agents for the treatment of hematologic malignancies.
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     Despite the significance of the opportunity for MOZOBIL to be used to sensitize tumors to chemotherapy, Genzyme fails to discuss this potential value in their offering circular.
8.	AnorMED has additional value creation opportunities beyond MOZOBIL.
     A new and promising approach to treating HIV involves blocking the entry of HIV into cells by inhibiting certain chemokine receptors. In order to enter and infect cells, HIV must utilize receptors that are on the cell surface. Specifically HIV must use CD4, plus one of two proteins on the surface of a cell which are identified as either CXCR4 or CCR5. We are developing drug candidates that are designed to inhibit HIV’s use of CXCR4 (in phase II clinical trials), and classes of drugs that block CCR5 using virus (in preclinical development). Leading pharmaceutical companies such as Pfizer, GlaxoSmithKline and Schering-Plough have focused on the clinical development of CCR5 inhibitors since they represent a larger percentage of the HIV strains, and the greater number of patients infected. Pfizer has publicly stated its intention to file an NDA with the FDA for the approval of maraviroc in the fourth quarter of 2006. Importantly, recent interest has emerged in starting studies with therapy combinations that contain both CCR5 and CXCR4 antagonists. (Please see “New Developments in HIV” section for more detail.) To our knowledge, we are the only company with an oral CXCR4 inhibitor in clinical development for the treatment of HIV. We are currently recruiting HIV patients in two proof-of-principal trials to evaluate safety and preliminary efficacy of AMD070. We also have a preclinical program for the development of drug candidates targeting CCR5 for the treatment of HIV. We hope to advance a candidate from this program into clinical testing by the end of 2007.
     There has also been significant scientific interest in the use of stem cells in tissue repair. Through a series of collaborations, AnorMED is studying MOZOBIL, in addition to agents with enhanced stem cell mobilizing properties. There is a growing body of scientific work examining the utility of inhibiting CXCR4 for the treatment of various tumor types as well as certain inflammatory diseases. We have several preclinical oral CXCR4 inhibitors that could be developed for these indications.
9.	We have discovered and developed all of our products and product candidates internally. We own worldwide rights to MOZOBIL.
     We are particularly proud of the productivity of our research and development efforts. The creativity of our people and the productivity of our labs have yielded one approved product, four product candidates currently in clinical development, as well as several preclinical or discovery stage programs. We have sold our patent rights to Shire Pharmaceuticals Group plc. for FOSRENOL, which is approved and marketed in the United States for the treatment of hyperphosphatemia in dialysis patients with end-stage renal disease. We have also licensed Picoplatin to Poniard Pharmaceuticals and Atiprimod to Synergy Pharmaceuticals Inc. We discovered internally and have retained all the commercial rights to MOZOBIL, on a worldwide basis.
10.	We have other valuable existing and potential near-term financial assets.
     Our existing financial assets include our cash on hand and the substantial potential tax benefits derived from our accumulated net operating losses. We would also receive meaningful cash proceeds upon the exercise of outstanding options.
•	Our cash balance as of June 30, 2006, was US$43 million.

•	We have incurred net operating losses of approximately US$130 million, as of June 30, 2006.

•	If all currently outstanding, in-the-money options were exercised, we would expect to receive approximately US$10 million in gross proceeds.
     In addition, we anticipate near-term milestone and royalty payments from our several licensees. Our licensees include:
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     FOSRENOL. We have sold our patent rights for FOSRENOL to Shire Pharmaceuticals Group plc. Shire will owe us an additional US$6 million milestone for launch in certain countries in the European Union, as well as a US$6 million milestone upon regulatory approval in Japan. We expect to receive the US$6 million milestone for the European Union launches later this year.
     Picoplatin (formerly NX473). We licensed picoplatin to Poniard Pharmaceuticals, Inc. (formerly NeoRx Corporation) for up to US$13 million in development and commercialization milestones and up to a 15% royalty on sales. This drug candidate is currently in Phase II clinical trials.
     Atiprimod. We licensed atiprimod to Synergy Pharmaceuticals Inc. (a wholly-owned subsidiary of Callisto Pharmaceutials, Inc.) for up to US$30 million in milestones and a royalty on sales. This drug candidate is currently in a Phase Ib/IIa clinical trial.
11.	Genzyme’s current offer is identical to the one it made several months ago and the timing of the offer is opportunistic.
     Genzyme originally submitted an acquisition proposal on April 7, 2006 to acquire AnorMED for $7.75 per share, which represented a premium of just 14% over the prior day’s closing price. On April 13, 2006, Genzyme submitted another proposal, this time at a price of US $8.55 per share. That offer represented a 24% premium to the prior day’s closing price. Neither proposal was acceptable to the Board. Since the time of those earlier proposals by Genzyme, we have continued to make significant progress in the execution of the Phase III studies for MOZOBIL and continued progress in our other development programs. The fundamentals of our business over that period have only strengthened, yet Genzyme has submitted the same proposal as it did on April 13, 2006. We believe that much of the weakness in AnorMED’s share price during the period from mid-April to late August of this year was associated with a broader softening in the capital market environment for many biotechnology stocks during that same period. Because Genzyme announced its intention to make its offer the day after our share price hit its six month low on August 29, 2006, we do not believe that our shareholders should focus on the nominal premium that this offer represents relative to the market price on that day.
12.	We believe Genzyme has overstated the risks associated with our business and has been unduly critical of our ability to address those risks.
     Genzyme has suggested that we are not well equipped to meet the challenges we face in the areas of: (i) clinical and regulatory development, (ii) commercialization, pricing and reimbursement, (iii) access to capital, and (iv) importantly, leadership. We offer our following perspective on these issues:
     Clinical and regulatory development. As noted above, we have conducted an extensive development campaign for MOZOBIL and have advanced the product into Phase III development. We have already completed enrolment in one of two pivotal studies for MOZOBIL in stem cell mobilization and expect to complete enrolment of the second by the fourth quarter of 2006. We are conducting these trials under a Special Protocol Assessment, and we received Orphan Drug status from the FDA and the European Union for MOZOBIL in stem cell transplantation. We expect to report top-line data in the first half of 2007, and we are on track to submit the MOZOBIL NDA in the second half of 2007.
     Commercialization, pricing and reimbursement. As previously discussed, given the concentrated nature of the transplant market in both North America and the European Union, AnorMED believes that a relatively modest sales and marketing organization could effectively promote MOZOBIL in the transplant setting. Through the clinical development process for MOZOBIL, we have built strong ties with many of the leading transplant centers in North America and the European Union that form a strong foundation for us to commercialize and market MOZOBIL. AnorMED has already initiated the early stages of building a sales and marketing organization, and we are well aware of the extensive work required to gather the pharmacoeconomic data that will be required to ensure that the appropriate unit pricing and reimbursement for MOZOBIL is achieved. We have developed a comprehensive strategy to gather this information and have commenced several of the studies already. We plan to have a full commercial organization in place at the time of drug approval.
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     Access to capital. While some dilution may be required to fund the development of this infrastructure, AnorMED believes the capital requirements will be relatively modest, and sufficient capital will be available from the financial markets if required.
     Leadership. AnorMED Shareholders recently elected a new Board of Directors with extensive experience in the regulatory approval and commercialization of pharmaceutical products to work with management to successfully guide AnorMED’s development into a fully integrated company. A CEO search is underway; in the mean time, Kenneth Galbraith, the Chairman of the Board, is serving as interim CEO and is well qualified to lead our company through this transition.
     The foregoing summary of the information and factors considered by the Board of Directors is not intended to be exhaustive of the information and factors considered by the Board of Directors in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendation. The Board of Directors evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of AnorMED, and based upon the advice of the Board of Directors’ financial advisor and legal advisors and the recommendation of the Strategic Initiatives Committee. In view of the numerous factors considered in connection with its evaluation of the Genzyme Offer, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board of Directors may have given different weight to different factors. The conclusion and recommendation of the Board of Directors was made after considering all of the information and factors involved.
ALTERNATIVES TO THE GENZYME OFFER
     The Strategic Initiatives Committee, with the assistance of financial and legal advisors, is actively exploring a range of alternatives to the Genzyme Offer that may offer Shareholders greater value than the Genzyme Offer. These alternatives include a possible transaction with one or more third parties. AnorMED has initiated contact with, and responded to enquiries from, a number of third parties who have expressed an interest in considering such alternative transactions. As part of this process, AnorMED has established a data room for the purpose of providing confidential financial, operating and other relevant information concerning its business to interested third parties. The provision of such information is subject to the terms of appropriate confidentiality agreements. Neither the Strategic Initiatives Committee nor the Board of Directors has set any deadline for completing the review of AnorMED’s strategic alternatives, and may ultimately determine that AnorMED’s current business plan is the best means to build and deliver shareholder value.
     The Board of Directors has determined that the Genzyme Offer is not in the best interests of Shareholders of AnorMED. The Board of Directors believes that Shareholders, before deciding to tender to the Genzyme Offer, should wait for the results of the Strategic Initiatives Committee’s efforts to explore the available alternatives. Accordingly, AnorMED Shareholders are advised not to tender their Shares to the Genzyme Offer until the results of this process have been determined. As the Genzyme Offer is open for acceptance until October 7, 2006, there is no need for AnorMED Shareholders to take any action with respect to the Genzyme Offer at this time.
     Tendering into the Genzyme Offer could negatively affect the possibility of a superior alternative being available for Shareholders to consider. If you have already tendered to the Genzyme Offer, you can withdraw your Shares by contacting your broker or AnorMED’s information agent, Kingsdale Shareholder Services Inc., toll-free at 1-866-639-3460.
OPINION OF THE FINANCIAL ADVISORS
     AnorMED and Goldman Sachs entered into an engagement agreement, dated August 17, 2006 (the “Engagement Agreement”), whereby Goldman Sachs was retained to render financial advisory services to the Board of Directors and the Strategic Initiatives Committee in connection with, among other things, the analysis and consideration of, and response to, the Genzyme Offer. At the meeting of the Strategic Initiatives Committee on September 4, 2006, Goldman Sachs made a presentation to the Strategic Initiatives Committee and delivered its oral
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opinion, subsequently confirmed by delivery of its written opinion, that, as of the date thereof, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Genzyme Offer was inadequate from a financial point of view to Shareholders.
     The full text of the written opinion of Goldman Sachs which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Directors’ Circular as Schedule “A”. Goldman Sachs provided its opinion for the information and assistance of the Strategic Initiatives Committee and the Board of Directors in connection with their respective consideration of the Genzyme Offer. The opinion is not a recommendation as to whether or not Shareholders should tender their Shares in connection with the Genzyme Offer. Shareholders are urged to read the opinion in its entirety. The summary of the opinion described in this Directors’ Circular is qualified in its entirety by reference to the full text of the opinion.
     Except as set out in the Engagement Agreement, there are no understandings, agreements, arrangements or commitments between Goldman Sachs and AnorMED or any of their respective associates or affiliates with respect to any future business dealings. Goldman Sachs may provide financial advisory or investment banking services to AnorMED or Genzyme or their respective affiliates in the future. In connection with such services, Goldman Sachs may receive compensation. In the ordinary course of business, Goldman Sachs and its affiliates may actively trade or hold securities of AnorMED or Genzyme or their respective affiliates for their own account or for the accounts of their customers and may at any time hold long or short positions in such securities.
     The terms of the Engagement Agreement provide that Goldman Sachs is to be paid customary and performance related fees for its services including a retainer fee that is not contingent on the consummation of a transaction and a transaction fee if the sale of AnorMED is consummated. In addition, AnorMED has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses incurred in connection with the provision of its services, and to indemnify Goldman Sachs against certain liabilities arising out of or in connection with its engagement.
ANORMED’S SHARE CAPITAL
     AnorMED’s authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares issuable in one or more series, without par value. As of September 1, 2006, (i) 41,707,011 Shares were issued and outstanding as fully paid and non-assessable shares in the capital of AnorMED; (ii) no preferred shares were issued and outstanding; and (iii) there were outstanding options (the “Options”) issued under AnorMED’s stock option plans providing for the issuance of an aggregate of 2,692,972 Shares upon the exercise thereof.
     The Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol “AOM” and on the AMEX under the symbol “AOM”. On August 28, 2006, AnorMED announced that it had received approval from The Nasdaq Stock Market Inc. to list the Shares on the NASDAQ Global Market under the symbol “ANOR”. AnorMED expects the Shares to begin trading on NASDAQ on or about September 8, 2006, at which time the Shares will be delisted from AMEX.
LIMITED DURATION SHAREHOLDER RIGHTS PLAN
     On the recommendation of the Strategic Initiatives Committee made at its meeting held on August 29, 2006, the Board of Directors adopted a limited duration shareholder rights plan (the “Rights Plan”). A summary of the Rights Plan is set out in the attached Schedule B. That summary only includes the material terms and conditions of the Rights Plan, the full text of which is contained in an agreement (the “Rights Agreement”) entered into between AnorMED and Computershare Investor Services Inc., as rights agent. A copy of the Rights Agreement will be filed and available for viewing at www.sedar.com and as part of a registration statement on Form 8-A that will be filed with the SEC and available at www.sec.gov within the time period required under applicable law.
     The Rights Plan is designed to encourage the fair treatment of Shareholders in connection with any take-over bid for our company. The Rights Plan will provide the Board of Directors and the Shareholders with more time
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to fully consider any unsolicited take-over bid for our company without undue pressure, to allow the Board of Directors to pursue, if appropriate, other alternatives to maximize Shareholder value and to allow additional time for competing bids to emerge. Securities legislation in Canada requires a take-over bid to remain open for only 35 days. The Board of Directors does not believe that this is sufficient time to permit the Board of Directors to explore and develop alternatives (such as other offers or negotiations with an offeror) in order to maximize Shareholder value.
     The Rights Plan encourages an offeror to proceed by way of Permitted Bid (as defined in Schedule “B”) or to approach the Board of Directors with a view to negotiation. This is because the Rights Plan creates the potential for substantial dilution of the offeror’s position if a Permitted Bid is not made or if the Board of Directors does not agree to waive the Rights Plan. The Permitted Bid provisions of the Rights Plan are designed to ensure that, in any take-over bid, all Shareholders are treated equally, receive the maximum available value for their investment and are given adequate time to properly assess the bid on a fully informed basis. The Genzyme Offer is not a Permitted Bid for the purposes of the Rights Plan.
     The Rights Plan does not affect in any way the financial condition of AnorMED. The initial issuance of the Rights (as defined in Schedule “B”) is not initially dilutive and will not affect reported earnings or cash flow per share unless the Rights separate from the underlying Shares and become exercisable. The adoption of the Rights Plan will not lessen or affect the duty of the Board of Directors to act honestly and in good faith and in the best interests of AnorMED. The Rights Plan is designed to provide the Board of Directors with the means to negotiate with an offeror and with sufficient time to seek out and identify alternative transactions on behalf of AnorMED’s Shareholders.
     The Rights Plan will be in effect for a maximum of six months minus one day, following which it will expire automatically.
OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
     The following table sets out the names and positions with AnorMED of each of its Directors, executive officers and senior officers and the number and percentage of outstanding securities beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates and any person or company acting jointly or in concert with AnorMED as of September 1, 2006:

			Number of
	Number of	Percentage of	Common
	Common	Common	Shares Under	Percentage
Name	Shares	Shares(2)	Options	of Options(3)
EXECUTIVE OFFICERS AND SENIOR OFFICERS
Kenneth H. Galbraith, C.A.(1) Chairman of the Board, Director and Interim Chief Executive Officer	Nil	0.00%	105,000(4)	3.90%
W.J. (Bill) adams , C.A. Chief Financial Officer, Vice President Finance, Secretary and Treasurer	16,000	0.04%	210,000	7.80%
Paul A. Brennan Vice President, Business Development, Acting President and Director	7,000	0.02%	105,000	3.90%
Gary J. Bridger, Ph.D. Vice President, Research and Development, and Chief Scientific Officer	110,000	0.26%	210,000	7.80%
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			Number of
	Number of	Percentage of	Common
	Common	Common	Shares Under	Percentage
Name	Shares	Shares(2)	Options	of Options(3)
Gary B. Calandra, M.D., Ph.D. Vice President, Clinical Development	25,000	0.06%	175,000	6.50%
Renato Skerlj Vice President, Chemistry	3,000	0.01%	120,000	4.46%
Mark Levonyak Vice President, Marketing	Nil	0.00%	80,000	2.97%
NON-EXECUTIVE DIRECTORS
Klaus R. Veitinger, M.D., Ph.D. Vice Chairman and Director	Nil	0.00%	30,000	1.11%
Felix J. Baker, Ph.D.(1) Director	9,411,500(5)	22.57%	25,000	0.93%
Joseph P. Dougherty, Ph.D.(1) Director	Nil	0.00%	30,000	1.11%
Henry J. Fuchs, M.D. Director	Nil	0.00%	30,000	1.11%
William L. Hunter, M.D. (1) Director	Nil	0.00%	30,000	1.11%
Jacques R. Lapointe Director	Nil	0.00%	30,000	1.11%
I. Berl Nadler Director	5,000	0.01%	30,000	1.11%
Kelvin M. Neu, M.D. Director	Nil	0.00%	30.,000	1.11%

Notes:

(1)	Member of AnorMED’s Strategic Initiatives Committee.

(2)	As at September 1, 2006, the number of Shares issued and outstanding was 41,707,011.

(3)	As at September 1, 2006, the total number of Shares subject to options outstanding was 2,692,972.

(4)	As part of the compensation for his role as Chairman and Interim CEO, Mr. Galbraith was granted options to purchase 75,000 Shares that vest in equal annual installments.

(5)	Dr. Baker is a managing partner of a group of funds that beneficially own, in the aggregate, 9,411,500, or 22.57%, of AnorMED’s issued and outstanding Shares.
PRINCIPAL HOLDER OF SHARES
     As of September 1, 2006, to the knowledge of the Directors, executive officers and senior officers of AnorMED identified under “Ownership of Securities by Directors, Executive Officers and Senior Officers”, the only person who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the Shares is indicated below:
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	Number of Common Shares	Approximate Percentage of
	Beneficially Owned or Over	Total Issued and
	Which Control or Direction is	Outstanding Common
Name	Exercised	Shares
Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P., Baker/Tisch Investments, L.P., Baker Bros. Investments L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund II (Z), L.P., Baker Biotech Fund III, L.P., Baker Biotech Fund III (Z), L.P. and 14159, L.P.	9,411,500	22.57%
     Dr. Felix Baker is a managing partner of Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P., Baker/Tisch Investments, L.P., Baker Bros. Investments L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund II (Z), L.P., Baker Biotech Fund III, L.P., Baker Biotech Fund III (Z), L.P. and 14159, L.P., which beneficially own, in the aggregate 9,411,500, or 22.57%, of AnorMED’s issued and outstanding Shares.
INTENTION TO REJECT THE GENZYME OFFER
     The Directors, executive officers and senior officers of AnorMED and, to their knowledge after reasonable enquiry, each of their respective associates, affiliates, and any person or company acting jointly or in concert with AnorMED have indicated their intention to not tender their Shares to the Genzyme Offer. The principal holder of Shares has also indicated its intention not to tender its Shares to the Genzyme Offer.
OWNERSHIP OF SECURITIES OF GENZYME
     None of AnorMED, its Directors, executive officers and senior officers and, to their knowledge after reasonable enquiry, none of their respective associates, affiliates or any person or company acting jointly or in concert with AnorMED, owns (directly or indirectly), or exercises control or direction over, securities of Genzyme.
TRADING IN SHARES OF ANORMED
     During the six months preceding the date hereof, none of the Directors, executive officers or senior officers nor, to their knowledge after reasonable enquiry, any of their respective associates, affiliates or any person holding more than 10% of the Shares or any person or company acting jointly or in concert with AnorMED, has traded any Shares except as follows:

			Number of	Price Per Security
Name	Nature of Trade	Date of Trade	Common Shares	(in C$)
Renato Skerlj	Disposition in Public Market	March 6, 2006	5,000	$7.70
I. Berl Nadler	Acquisition from Treasury	December 8, 2006	5,000	$4.00
ISSUANCES OF SECURITIES OF ANORMED
     Except as set forth below, no securities of AnorMED have been issued to the Directors, executive officers or senior officers of AnorMED during the two years preceding the date of this Directors’ Circular.

			Number of
Name	Nature of Issue	Date of Issue	Common Shares	Price Per Security
Renato Skerlj	Exercise of Options	March 6, 2006	5,000	C$2.68
Gary B. Calandra	Exercise of Options	June 16, 2006	15,000	C$2.68
Gary J. Bridger	Exercise of Options	June 20, 2006	60,000	US$2.00
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     The options referred to below were issued under AnorMED’s stock option plan during the two years preceding the date of this Directors’ Circular to Directors, executive officers and senior officers of AnorMED.

	Number of			Exercise Price
Name	Options Granted	Date of Issue	Expiry Date	(in C$)
Felix J. Baker	5,000	September 16, 2004	September 16, 2009	$6.00
Felix J. Baker	5,000	December 14, 2005	December 14, 2010	$4.42
W.J. Bill adams	20,000	May 1, 2005	May 1, 2010	$4.00
Paul A. Brennan	15,000	May 1, 2005	May 1, 2010	$4.00
Gary J. Bridger	20,000	May 1, 2005	May 1, 2010	$4.00
Gary B. Calandra	20,000	May 1, 2005	May 1, 2010	$4.00
Renato Skerlj	15,000	May 1, 2005	May 1, 2010	$4.00
Mark Levonyak	80,000	September 6, 2005	September 6, 2010	$4.63
Joseph P. Dougherty	30,000	May 19, 2006	May 19, 2011	$8.25
Henry J. Fuchs	30,000	May 19, 2006	May 19, 2011	$8.25
Kenneth H. Galbraith	30,000	May 19, 2006	May 19, 2011	$8.25
Kenneth H. Galbraith	75,000	June 16, 2006	June 16, 2011	$7.01
William L. Hunter	30,000	May 19, 2006	May 19, 2011	$8.25
Jacques R. Lapointe	30,000	May 19, 2006	May 19, 2011	$8.25
I. Berl Nadler	30,000	May 19, 2006	May 19, 2011	$8.25
Kelvin M. Neu	30,000	May 19, 2006	May 19, 2011	$8.25
Klaus R. Veitinger	30,000	May 19, 2006	May 19, 2011	$8.25
ARRANGEMENTS BETWEEN ANORMED AND ITS DIRECTORS,
EXECUTIVE OFFICERS AND SENIOR OFFICERS
     Except as set forth below, no contracts, arrangements, agreements, commitments or understandings have been made or are currently proposed to be made between AnorMED or its affiliates and any of its Directors, executive officers or senior officers, or their respective affiliates, as to any matter, including as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors, executive officers or senior officers remaining in or retiring from office if the Genzyme Offer is successful.
     Except as set forth below, there is no actual or potential conflict of interest between AnorMED or its affiliates and any of its Directors, executive officers, senior officers or their respective affiliates.
Existing Employment Arrangements
     AnorMED currently has employment agreements with Mr. Brennan, Dr. Bridger, Dr. Calandra and Mr. Levonyak each of which provide for a base salary that is reviewed annually by AnorMED’s President and Chief Executive Officer based on the applicable individual’s annual performance evaluations. Mr. Brennan’s employment agreement provides for a discretionary bonus of up to 27.5% of gross annual salary and $25,000 upon the appointment of a new President and CEO and Mr. Brennan ceasing to serve as Acting President. Dr. Bridger’s and Mr. Levonyak’s employment agreements provide for a discretionary bonus of up to 35% of gross annual salary. Dr. Calandra’s employment agreement provides for an automatic bonus of 12.5% of gross annual salary, and a discretionary bonus of up to an additional 22.5% of gross annual salary. These agreements provide for the maintenance of life insurance policies (with the proceeds payable to such beneficiaries as they may designate) and, in the event of termination of employment, for severance payments equal to twelve month’s salary plus one month’s salary for each complete year of service, up to a maximum of fifteen months for Dr. Bridger and for severance payments equal to six month’s salary plus one month’s salary for each complete year of service to a maximum of twelve months for Dr. Calandra, Mr. Levonyak and Mr. Brennan. The agreements also provide for standard benefits and enrolment in AnorMED’s stock option plan.
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     We also entered into severance agreements on July 23, 2004 with each of our executive officers and senior officers, which provide for special compensation arrangements for such executives in the event of a change in control. A change of control occurred on April 21, 2006, by virtue of a change in our Board of Directors. As a result of the change of control, our executive officers and senior officers became entitled to the following pursuant to the severance agreements entered into on July 23, 2004:
1.	A retention bonus became payable to ensure that executives have incentives to remain in place for at least six months after the change in control. As long as the respective executives do not terminate their employment with us voluntarily (except in the instance of constructive dismissal) or are terminated for cause prior to six month from the change of control:
(a)	the options held by these executives at the time of the change in control will vest and become exercisable six months after the change in control or on the date of termination; and

(b)	the executives will also receive a retention bonus consisting of 12 months’ lump sum salary and bonuses (the bonus being calculated on 50% of the maximum bonus target).
2.	In addition, if the executive’s employment with us is terminated within 24 months after a change in control in circumstances other than death, permanent disability or cause, the executive will receive a severance payment equal to 24 month’s salary and one half of bonuses for this period from the date of termination, with 50% to be reduced for the period in which the executive is employed with another employer.
Any retention bonus paid to such executive will be deducted from the severance payment.
Strategic Initiatives Committee
     Each of the members of the Strategic Initiatives Committee will receive a fee of $1,000.00 for each meeting of the Strategic Initiatives Committee they attend in person and $500.00 for attendance at such meetings by teleconference. In addition, they are entitled to compensation for the services performed by them in discharging their duties as determined by the Compensation Committee of AnorMED and will be reimbursed for all out-of-pocket expenses incurred by them in the performance of these services.
INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND
SENIOR OFFICERS IN MATERIAL CONTRACTS OF GENZYME
     No contracts, arrangements, agreements, commitments or understandings (including as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors, executive officers or senior officers remaining or retiring from office if the Genzyme Offer is successful) have been made or proposed to be made between Genzyme, its executive officers, senior officers, Directors or affiliates, and any of AnorMED’s Directors, executive officers, senior officers or affiliates. None of AnorMED’s Directors, executive officers or senior officers are directors, executive officers or senior officers of Genzyme or any subsidiary of Genzyme. None of AnorMED’s Directors, executive officers or senior officers, their respective associates and affiliates or, to the knowledge of the Directors, executive officers or senior officers after due enquiry, the principal shareholder has any interest in any material contract to which Genzyme is a party.
MATERIAL CHANGES IN THE AFFAIRS OF ANORMED
     Except as otherwise described in this Directors’ Circular or as otherwise publicly disclosed, none of the Directors, executive officers or senior officers of AnorMED are aware of any information that indicates any material change in the affairs or prospects of AnorMED since June 30, 2006, the date of the last published interim financial statements of AnorMED.
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PERSONS RETAINED IN CONNECTION WITH THE GENZYME OFFER
     Goldman Sachs was retained to render financial advisory services to the Board of Directors and the Strategic Initiatives Committee in connection with the analysis and consideration of, and response to, the Genzyme Offer. AnorMED will pay Goldman Sachs customary and performance related fees for its services, including a retainer fee that is not contingent on the consummation of a transaction, and a transaction fee if a sale of AnorMED is consummated. In addition, AnorMED has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses incurred in connection with the provision of its services, and to indemnify Goldman Sachs against certain liabilities arising out of or in connection with its engagement.
     AnorMED has retained Kingsdale Shareholder Services Inc. as information agent and proxy solicitation agent with respect to the Genzyme Offer. AnorMED has agreed to pay Kingsdale Shareholder Services Inc. reasonable customary and performance related compensation for its services and has agreed to reimburse Kingsdale Shareholder Services Inc. for its out-of-pocket expenses incurred in connection therewith. AnorMED has also agreed to indemnify Kingsdale Shareholder Services Inc. against certain liabilities arising out of or in connection with its engagement.
     AnorMED has retained James Hoggan & Associates, Inc. as its public relations advisor with respect to the Genzyme Offer. AnorMED has agreed to pay James Hoggan & Associates, Inc. reasonable customary compensation for its services and has agreed to reimburse James Hoggan & Associates, Inc. for its out-of-pocket expenses incurred in connection therewith. AnorMED has agreed to indemnify James Hoggan & Associates, Inc. against certain liabilities arising out of or in connection with its engagement.
     Certain of our officers and directors may also engage in solicitation in connection with the Genzyme Offer. Such persons will not receive any compensation for providing any such services.
     Except as set forth above, neither AnorMED nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to AnorMED shareholders in connection with the Genzyme Offer. Executive officers and senior officers of AnorMED may make solicitations and recommendations in connection with the Genzyme Offer, although they will not receive any additional compensation for so doing.
OTHER TRANSACTIONS
     In response to the Genzyme Offer, AnorMED has initiated contact with, and responded to enquiries from, a number of third parties who have expressed an interest in considering alternative transactions. The resulting discussions may lead to an offer being made for the Shares. However, no agreement in principle has been reached as of the date hereof and it is the opinion of the Board of Directors that any disclosure of the possible terms of any such transactions or proposal, or the parties thereto, would jeopardize the continuation of any discussion or negotiations that AnorMED may conduct. Accordingly, no such disclosure will be made.
OTHER INFORMATION
     Except as disclosed in this Directors’ Circular, there is no information that is known to the Board of Directors that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Genzyme Offer.
STATUTORY RIGHTS
     Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained in this Directors’ Circular under the sections entitled “About AnorMED”, “Background to the Genzyme Offer”, “Recommendation of the Board of Directors”, “Reasons for Rejecting the Genzyme Offer”, and “Alternatives to the Genzyme Offer”, as well as the letter to Shareholders, Questions and Answers, and Summary included herewith, are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward-looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding AnorMED’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. AnorMED cautions readers not to place undue reliance on these statements as a number of important factors could cause AnorMED’s actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
     Although AnorMED’s management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this Directors’ Circular include, but are not limited to, statements about:
•	AnorMED’s belief that the Genzyme offer, if successful, will deprive Shareholders of significant upside potential in their investment in AnorMED;

•	AnorMED’s expectation that tendering Shares to the Genzyme Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging;

•	AnorMED’s Directors’, executive officers’, senior officers’ and principle shareholder’s intention to not tender any Shares to the Genzyme Offer;

•	AnorMED’s Directors’, executive officers’, senior officers’, and financial advisor’s expectation that strategic alternatives exist that could offer Shareholders greater value than that represented by the Genzyme Offer;

•	AnorMED potentially entering into a transaction designed to generate greater shareholder value than the Genzyme Offer (a “potential transaction”);

•	AnorMED’s plans to establish a data room for the purpose of providing confidential information to third parties interested in pursuing a potential transaction;

•	AnorMED’s expectation that, prior to gaining access to the data room, third parties will enter into confidentiality agreements with AnorMED;

•	AnorMED’s estimates of the market potential for its products;

•	AnorMED’s expectation that MOZOBIL, if approved, would address a substantial unmet medical need in the area of stem cell transplantation and generate significant earnings;
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•	AnorMED’s expected release in the first half of 2007 of top-line data and successful results from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation;

•	AnorMED’s plans to file a NDA for marketing approval with the United States FDA in the second half of 2007;

•	AnorMED’s expectation that if approved by the FDA, MOZOBIL will be a significant generator of earnings;

•	AnorMED’s confidence that the likelihood of success of the pivotal trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication is high;

•	AnorMED’s expectation that MOZOBIL, if approved, can be sold at an attractive price with attractive margins, even for a company that does not have existing commercial infrastructure in place;

•	AnorMED’s expectation that its management has the capability to obtain regulatory approvals, commercialize and finance MOZOBIL and its other drug candidates;

•	AnorMED’s expectation that companies other than Genzyme may be positioned to market MOZOBIL as well or better than Genzyme;

•	AnorMED’s expectation that MOZOBIL can be used to increase the effectiveness of standard chemotherapy in the treatment of leukemia, and the significant potential sales increase associated therewith;

•	AnorMED’s expectation that it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients;

•	The potential sales increase of MOZOBIL in the use of stem cell therapy for tissue repair;

•	AnorMED’s expectation that its receipt of Orphan Drug status for MOZOBIL from the FDA and its agreement with the FDA for its Phase III studies via a Special Protocol Assessment increase the likelihood of MOZOBIL receiving regulatory approval if the Phase III studies are successful;

•	AnorMED’s additional valuation drivers beyond MOZOBIL, namely its leading platform in the inhibition of the CXCR4 receptor, which AnorMED expects to offer a significant opportunity in the treatment of HIV, as well as various oncological and inflammatory diseases;

•	AnorMED’s expectation that it will report efficacy results in the coming months for AMD070, its second clinical stage product, for the treatment of HIV infection;

•	AnorMED’s expectation that its identification of additional pre-clinical CXCR4 inhibitors could be brought into clinical development for additional indications in the near term;

•	AnorMED’s preclinical CCR5 program, where a lead compound is currently on track to be ready for testing by the end of 2007;

•	AnorMED’s expectation that it will receive cash proceeds from the exercise of stock options and potential near-term milestone and royalty payments from several licensees;

•	AnorMED’s belief that Genzyme may be in breach of the provisions of the confidentiality agreement entered into with AnorMED in connection with Genzyme’s due diligence of MOZOBIL and the related discussions and negotiations of a potential collaborative licensing arrangement;
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•	AnorMED’s expectation that it will be able to obtain raw materials and manufacture products in commercial quantities at acceptable costs;

•	AnorMED’s expectation that its Shares will begin trading on NASDAQ under the symbol “ANOR” on or about September 8, 2006;

•	AnorMED’s use of a shelf prospectus and shelf registration statement for further required financing;

•	AnorMED’s expectations that any potential offering will be successful;

•	AnorMED’s expectation that it will obtain patents and other intellectual property rights for its drug candidates;

•	AnorMED’s expectation that it will be able to protect its intellectual property rights and not infringe on the intellectual property rights of others; and

•	AnorMED’s expectations with respect to future growth and revenue.
     With respect to the forward-looking statements contained in this Directors’ Circular, AnorMED has made numerous assumptions regarding, among other things:
•	AnorMED’s ability to create Shareholder value in excess of the Genzyme Offer;

•	AnorMED’s ability to attract and enter into a financially superior potential transaction on commercially acceptable financial terms, or at all;

•	AnorMED’s ability to establish a data room for the purpose of providing confidential information to third parties interested in pursuing a potential transaction;

•	AnorMED’s ability to require third parties to enter into confidentiality agreements with AnorMED prior to gaining access to the data room;

•	AnorMED’s ability to estimate the market potential for its products;

•	AnorMED’s ability to obtain regulatory approvals for MOZOBIL and its other drug candidates;

•	AnorMED’s ability to release, in the first half of 2007, top-line data and successful results from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation;

•	AnorMED’s ability to file a NDA for marketing approval with the United States FDA in the second half of 2007;

•	AnorMED’s ability to generate significant earnings from MOZOBIL;

•	AnorMED’s ability to assess the likelihood of success of the trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication;

•	AnorMED’s ability to sell MOZOBIL at an attractive price with attractive margins, even though it does not have existing commercial infrastructure in place;

•	AnorMED’s ability to assess whether companies other than Genzyme are positioned to market MOZOBIL as well or better than Genzyme;
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•	AnorMED’s ability to demonstrate that MOZOBIL can be used to increase the effectiveness of standard chemotherapy in the treatment of leukemia, and obtain significant sales in connection therewith;

•	AnorMED’s ability to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients;

•	AnorMED’s ability to realize the potential sales increase of MOZOBIL in the use of stem cell therapy for tissue repair;

•	AnorMED’s ability to develop its additional valuation drivers beyond MOZOBIL;

•	AnorMED’s ability to report efficacy results in the coming months for AMD070 for the treatment of HIV infection;

•	AnorMED’s ability to bring into clinical development its identification of additional pre-clinical CXCR4 inhibitors for additional indications in the near term;

•	AnorMED’s ability to receive cash proceeds from the exercise of stock options and potential near-term milestone and royalty payments from several licensees;

•	AnorMED’s ability to asses whether Genzyme may be in breach of the provisions of the confidentiality agreement;

•	AnorMED’s ability to obtain raw materials and manufacture products in commercial quantities at acceptable costs;

•	AnorMED’s ability to have its Shares begin trading on NASDAQ under the symbol “ANOR” on or about September 8, 2006;

•	AnorMED’s ability to raise the substantial additional financing required to fund further research and development, conduct planned preclinical and clinical studies, and obtain regulatory approvals;

•	Favourable conditions prevailing in the capital markets during the next 25 months;

•	AnorMED’s ability to negotiate commercially acceptable financial terms for any potential offering;

•	AnorMED’s ability to obtain patents and other intellectual property rights for its drug candidates;

•	AnorMED’s ability to protect its intellectual property rights and to not infringe on the intellectual property rights of others; and

•	AnorMED’s ability to project future growth and revenue.
     The foregoing list of assumptions is not exhaustive.
     Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward-looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including:
•	AnorMED may not have the ability to create Shareholder value in excess of the Genzyme offer;
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•	AnorMED may not have the ability to attract and enter into a financially superior potential transaction on commercially acceptable financial terms, or at all;

•	AnorMED may not have the ability to establish a data room for the purpose of providing confidential information to third parties interested in pursuing a potential transaction;

•	AnorMED may not have the ability to require third parties to enter into confidentiality agreements with AnorMED prior to gaining access to the data room;

•	AnorMED may not have the ability to estimate the market potential for its products;

•	AnorMED may not have the ability to obtain regulatory approvals for MOZOBIL and its other drug candidates;

•	AnorMED may not have the ability to release, in the first half of 2007, top-line data and successful results from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation;

•	AnorMED may not have the ability to file a NDA for marketing approval with the United States FDA in the second half of 2007;

•	AnorMED may not have the ability to generate significant earnings from MOZOBIL;

•	AnorMED may not have the ability to assess the likelihood of success of the trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication;

•	AnorMED may not have the ability to sell MOZOBIL at an attractive price with attractive margins;

•	AnorMED may not have the ability to assess whether companies other than Genzyme are positioned to market MOZOBIL as well or better than Genzyme;

•	AnorMED may not have the ability to demonstrate that MOZOBIL can be used to increase the effectiveness of standard chemotherapy in the treatment of leukemia, and obtain significant sales in connection therewith;

•	AnorMED may not have the ability to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients;

•	AnorMED may not have the ability to realize the potential sales increase of MOZOBIL in the use of stem cell therapy for tissue repair;

•	AnorMED may not have the ability to develop its additional valuation drivers beyond MOZOBIL;

•	AnorMED may not have the ability to report efficacy results in the coming months for AMD070 for the treatment of HIV infection;

•	AnorMED may not have the ability to bring into clinical development its identification of additional pre-clinical CXCR4 inhibitors for additional indications in the near term;

•	AnorMED may not have the ability to receive cash proceeds from the exercise of stock options and potential near-term milestone and royalty payments from several licensees;

•	AnorMED may not have the ability to asses whether Genzyme may be in breach of the provisions of the confidentiality agreement;
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•	AnorMED may not have the ability to obtain raw materials and manufacture products in commercial quantities at acceptable costs;

•	AnorMED may not satisfy the conditions to have its Shares begin trading on NASDAQ under the symbol “ANOR” on or about September 8, 2006;

•	AnorMED may not have the ability to raise the substantial additional financing required to fund further research and development, conduct planned preclinical and clinical studies, and obtain regulatory approvals;

•	There may not be favourable conditions prevailing in the capital markets during the next 25 months;

•	AnorMED may not have the ability to negotiate commercially acceptable financial terms for any potential offering;

•	AnorMED may not have the ability to obtain patents and other intellectual property rights for its drug candidates;

•	AnorMED may not have the ability to protect its intellectual property rights and to not infringe on the intellectual property rights of others; and

•	AnorMED may not have the ability to project future growth and revenue.
     The Board of Directors believes that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements speak only as of the date of this Directors’ Circular. The Board of Directors does not intend, and does not assume any obligations, to update these forward-looking statements except as required by law.
CURRENCY AND EXCHANGE RATES
     All references to US$ contained herein are to United States dollars. All references to $ and C$ contained herein are to Canadian dollars. On August 31, 2006, the last trading day before the commencement of the Genzyme Offer, the noon rate of exchange as reported by the Bank of Canada was C$1.00 = US$0.9037. On September 1, 2006, the noon rate of exchange as reported by the Bank of Canada was C$1.00 = US$0.9045.
AVAILABILITY OF DISCLOSURE DOCUMENTS
     AnorMED is a reporting issuer or the equivalent in all provinces of Canada, and its Shares are registered pursuant to Section 12(b) of the United States Securities Exchange Act of 1934, as amended. As a result, AnorMED files continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities and with the SEC. Continuous disclosure documents are available for review at the Canadian securities regulators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com and at the SEC’s website at www.sec.gov.
INFORMATION REGARDING GENZYME AND THE INDUSTRY
     Certain information herein relating to Dematal, Genzyme, the Genzyme Offer and the drug development industry has been derived from the Genzyme Circular and other public sources. While the Board of Directors has no reason to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information. You are urged to read the Genzyme Circular and the other sources cited in this Directors’ Circular.
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OTHER MATTERS
     The principal office of AnorMED is located at #200 — 20353 64th Avenue, Langley, British Columbia, Canada, V2Y 1N5, and the telephone number at such office is (604) 530-1057.
     This document will be filed with the SEC as an exhibit to AnorMED’s Solicitation/Recommendation Statement on Schedule 14D-9. Shareholders are advised to read the Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the Solicitation/Recommendation Statement on Schedule 14D-9 are, and any other documents filed by AnorMED in connection with the Genzyme Offer will be, available free of charge from the SEC’s website at www.sec.gov.
APPROVAL OF THE DIRECTORS’ CIRCULAR
     The contents of this Directors’ Circular have been approved by the Board of Directors and the delivery of this Directors’ Circular has been authorized by the Board of Directors.
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GLOSSARY
     In this Directors’ Circular, unless the context otherwise requires:
“affiliate” means, as the context requires, a person or entity that is an “affiliate” within the meaning of such term under applicable securities laws in Canada and/or under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended;
“associate” means, as the context requires, a person or entity that is an “associate” within the meaning of such term under applicable securities laws in Canada and/or under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended;
“Board of Directors” means the board of directors of AnorMED;
“Dematal” means Dematal Corp., a Nova Scotia unlimited company, and a direct wholly-owned subsidiary of Genzyme;
“Directors’ Circular” means the directors’ circular of AnorMED dated September 5, 2006;
“Directors” means the members of the Board of Directors being, as of the date of this Directors’ Circular, Kenneth Galbraith, Dr. Felix Baker, Dr. Joseph P. Dougherty, Paul Brennan, Henry Fuchs, Jacques Lapointe, I. Berl Nadler, William L. Hunter, Kelvin Neu, and Klaus Veitinger;
“executive officer” means a person or entity that is an “executive officer” within the meaning of such term under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended;
“Engagement Agreement” means an engagement agreement dated August 17, 2006 whereby AnorMED engaged Goldman Sachs to act as its financial advisors with respect to the Genzyme Offer;
“Genzyme” means Genzyme Corporation, a corporation incorporated under the laws of the State of Massachusetts;
“Genzyme Circular” means the take-over bid circular related to the Genzyme Offer dated September 1, 2006;
“Genzyme Offer” means the offer made by Dematal by way of a take-over bid for all of the outstanding Shares of AnorMED for US$8.55 per Share, payable in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Circular, letter of acceptance and transmittal and notice of guaranteed delivery of Dematal and Genzyme, each dated September 1, 2006;
“Goldman Sachs” means Goldman, Sachs & Co.;
“principal shareholder” means, collectively, those funds set out under the heading “Principal Holder of Shares”;
““Rights Plan” means the limited duration shareholder rights plan adopted by AnorMED, a summary of which is set out in Schedule B;
“SEC” means the United States Securities and Exchange Commission;
“senior officer” means a person or entity that is a “senior officer” within the meaning of such term under applicable securities laws in Canada;
“Shareholders” means the holders of Shares;
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“Shares” means the common shares of AnorMED;
“Strategic Initiatives Committee” means the Strategic Initiatives Committee of the Board of Directors, consisting of, Kenneth Galbraith, Dr. Felix Baker, Dr. Joseph P. Dougherty, and William L. Hunter; and
“subsidiary” means, as the context requires, a “subsidiary” within the meaning of such term under applicable securities laws in Canada and/or under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended.
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CONSENT OF GOLDMAN, SACHS & CO.
PERSONAL AND CONFIDENTIAL
September 5, 2006
Strategic Initiatives Committee of the Board of Directors
Board of Directors
AnorMED Inc.
Suite 200
20353 64th Avenue
Langley, British Columbia V2Y 1N5
Re: Directors’ Circular, dated September 5, 2006, of AnorMED Inc.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated September 4, 2006, with respect to whether the Consideration (as defined in the opinion letter) proposed to be paid pursuant to the offer made by Dematal Corp., a direct wholly-owned subsidiary of Genzyme Corporation, to purchase all of the outstanding common shares (the “Company Shares”) of AnorMED Inc. (the “Company”) is inadequate from a financial point of view to the holders of Company Shares.
The foregoing opinion letter is provided for the information and assistance of (i) the Strategic Initiatives Committee of the Board of Directors of the Company appointed to review and evaluate the transaction contemplated therein and (ii) the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, directors’ circular or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Directors’ Circular.
In that regard, we hereby consent to the reference to our opinion in the cover letter to the above-referenced Directors’ Circular and under the captions “Summary — Reasons for Rejection”, “Background to the Genzyme Offer”, “Recommendation of the Board of Directors”, “Reasons for Rejecting the Genzyme Offer” and “Opinion of the Financial Advisor” and to the inclusion of the foregoing opinion in the above-referenced Directors’ Circular.
Very truly yours,

(GOLDMAN, SACHS & CO.)
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CERTIFICATE
DATED: September 5, 2006
     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(Signed) William J. Adams
(Signed) Kenneth H. Galbraith	Vice President, Finance, Chief Financial Officer,
Chairman and Interim Chief Executive Officer	Secretary and Treasurer
On behalf of the Board of Directors

(Signed) Dr. William L. Hunter	(Signed) Dr. Joseph P. Dougherty
Director	Director
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SCHEDULE A
OPINION OF GOLDMAN, SACHS & CO.
PERSONAL AND CONFIDENTIAL
September 4, 2006
Strategic Initiatives Committee of the Board of Directors
Board of Directors
AnorMED Inc.
Suite 200
20353 64th Avenue
Langley, British Columbia V2Y 1N5
Ladies and Gentlemen:
You have requested our opinion with respect to whether the Consideration (as defined below) proposed to be paid pursuant to the offer (the “Offer”) made by Dematal Corp. (the “Offeror”), a direct wholly-owned subsidiary of Genzyme Corporation (“Genzyme”), to purchase all of the outstanding common shares (the “Company Shares”) of AnorMED Inc. (the “Company”), as described in the offer to purchase and circular and associated documents filed by Genzyme on September 1, 2006 (together, the “Circular”), is adequate from a financial point of view to the holders of Company Shares. The consideration under the Offer is US$8.55 in cash for each Company Share accepted (the “Consideration”). We note that if the Offer is completed, the Offeror intends to pursue an amalgamation, capital reorganization, statutory arrangement or other transaction involving the Offeror and the Company in order to acquire the Company Shares not accepted in the Offer.
Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with its consideration of the Offer and other matters pursuant to our engagement by the Company. We expect to receive fees for our services in connection with our engagement, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also may provide investment banking services to the Company, the Offeror or Genzyme or their respective affiliates in the future. In connection with the above-described investment banking services we may receive compensation.
Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, the Offeror and Genzyme and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Genzyme for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
In connection with this opinion, we have reviewed, among other things, the Circular; a draft of the Directors’ Circular of the Company, dated September 4, 2006, relating to the Offer; annual reports to shareholders and Annual Information Forms of the Company for the five fiscal years ended March 31, 2006; certain quarterly reports to shareholders of the Company; certain other communications from the Company to its shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Company Shares, compared certain financial and stock market

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information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
We have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of (i) the Strategic Initiatives Committee of the Board of Directors of the Company and (ii) the Board of Directors of the Company in connection with their respective consideration of the Offer, and such opinion does not constitute a recommendation as to whether or not any holder of Company Shares should tender such Company Shares in connection with the Offer. In addition, we are not expressing any opinion as to the price at which Company Shares will trade at any time.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is inadequate from a financial point of view to the holders of Company Shares.
Very truly yours,

(GOLDMAN, SACHS & CO.)

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SCHEDULE B
LIMITED DURATION SHAREHOLDER RIGHTS PLAN
     The following is a summary of the principal terms of the Rights Plan, which is qualified in its entirety by references to the text of the Rights Agreement. Capitalized terms used, but not defined, in this summary are defined in the Rights Agreement. A copy of the Rights Agreement will be filed at www.sedar.com and www.sec.gov within the time period required under applicable law.
     The Rights Plan is implemented pursuant to the Rights Agreement by the issuance of one Right in respect of each Voting Share at the Record Time. One Right also will be issued for each additional Voting Share issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time. The Rights shall not be exercisable until the Separation Time. The Rights Plan is subject to the approval of the Toronto Stock Exchange.
     Upon the occurrence of a Flip-in Event (as defined below), each Right will entitle the holder to purchase for $50, Voting Shares having an aggregate market price of $100. In other words, each Voting Share at Separation Time will carry a Right to purchase additional Voting Shares having a market price of $100 upon due exercise of the Right and remittance of $50 to AnorMED via Computershare Investor Services Inc., as rights agent. The issuance of Rights will not change the manner in which shareholders currently trade their Voting Shares. Shareholders do not have to return their certificates in order to have the benefit of the Rights.
     Until the Separation Time, the Rights will trade together with the Voting Shares, will be represented by the Voting Share certificates and will not be exercisable. After the Separation Time, the Rights will become exercisable, will be evidenced by Rights certificates and will be transferable separately from the Voting Shares.
Separation Time and Acquiring Person
     The Separation Time is defined in the Agreement as the close of business on the eighth Trading Day (or such later date as may be determined by the Board) after the earlier of:
(i)	the date of the first public announcement that a Person has become an Acquiring Person (defined in the Rights Agreement as a person who has acquired, other than pursuant to an exemption available under the Rights Plan or pursuant to a Permitted Bid, Beneficial ownership of more than 20% of the Voting Shares of AnorMED);

(ii)	the date of the commencement of, or first public announcement of an intention of any person (other than AnorMED or a subsidiary of AnorMED) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid) to acquire Beneficial ownership of 20% or more of the Voting Shares of the Company; and

(iii)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such.
Permitted Bid and Competing Permitted Bid
     A Permitted Bid is defined in the Agreement as a Take-over Bid made by take-over bid circular and which also complies with the following requirements:
(a)	the bid is made to all holders of Voting Shares other than the Offeror;

(b)	the Take-over Bid must be open for at least 60 days and more than 50% of the outstanding voting shares of the Company held by Independent Shareholders must be deposited under the bid and not withdrawn;

(c)	any Voting Shares deposited within the 60 day time period may be withdrawn until taken up and paid for; and

(d)	if 50% of the Voting Shares held by Independent Shareholders are deposited and not withdrawn, a public announcement of such fact must be made and the bid must remain open for a further 10-day period.
     The Rights Plan allows for a Competing Permitted Bid to be made while the Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of 35 days.
Flip-in Event
     Under the Rights Agreement, a Flip-in Event is any transaction or event in which any Person becomes an Acquiring Person. Except as set out in the Rights Agreement, from and after the close of business on the eighth Trading Day (or such later time as the Board may determine) following the date of the first public announcement that a Person has become an Acquiring Person,
(a)	any Rights Beneficially owned by the Acquiring Person and affiliates, associates and transferees of the Acquiring Person or any person acting jointly or in concert with the Acquiring Person will become void; and

(b)	each Right (other than Rights which are void) will entitle the holder thereof to purchase Common Shares having a market price of $100 for $50 (i.e. at a 50% discount).
     A Flip-in Event that is not approved by the Board will result in significant dilution to an Acquiring Person and also to holders of Rights not exercising their Rights upon the occurrence of the Flip-in Event.
     Investment advisors (for client accounts), mutual funds and their managers and trustees, trust companies (acting in their capacities as trustees and administrators), statutory bodies managing investment funds (for employee benefit plans, pension plans, insurance plans or various public bodies), administrators or trustees of registered pension funds, plans or related trusts and Crown agents or agencies acquiring greater than 20% of the Voting Shares are exempted from triggering a Flip-In Event, provided that they are not making, or not part of a group making a Take-over Bid.
Redemption and Waiver
     If an Offeror successfully completes a Permitted Bid, the Rights Plan provides that the Rights will be redeemed at $0.0001 per Right (“Redemption Price”). A Permitted Bid, even if not approved by the Board, may be taken directly to the shareholders of the Company. Shareholders’ approval at a meeting will not be required for a Permitted Bid. Instead, shareholders of the Company will initially have 60 days to deposit their shares. If more than 50% of the outstanding Voting Shares of the Company (other than Voting Shares Beneficially owned by the Offeror on the date of the Take-over Bid) have been deposited and not withdrawn by the end of such 60-day period, the Permitted Bid must be extended for a further period of 10 days to allow initially disapproving shareholders to deposit their shares if they so choose.
     If a potential Offeror does not wish to make a Permitted Bid, or an offeror has made a bid that is not a Permitted Bid, it can negotiate with, and obtain the prior approval of the Board to make a bid to all shareholders by Take-over Bid circular on terms that the Board considers fair to all shareholders. In such circumstances, the Board may waive the application of the Rights Plan to that transaction, thereby allowing such bid to proceed without dilution to the Offeror, and will be deemed to have waived the application of the Rights Plan to all other contemporaneous bids made by Take-over Bid circular to all shareholders. The Board can also waive the application of the Rights Plan in the event that a person has become an Acquiring Person by inadvertence and if an Acquiring Person chooses to reduce its Beneficial ownership so that it ceases to be an Acquiring Person.

     The Board may, at its option, at any time prior to the Separation Time, elect to redeem all but not less than all of the Rights at the Redemption Price and, in that event, the right of holders of Rights to exercise the Rights will terminate. The Rights Agreement also gives the Board the right, at its option, to waive the application of the Rights Plan at any time prior to the Separation Time to any particular share acquisition that would otherwise be subject to those provisions.
Supplements and Amendments
     The Board may from time to time supplement or amend the Rights Plan without the approval of the holders of Voting Shares or Rights to make any changes that the Board, acting in good faith, may deem necessary or desirable, provided that subsequent to the Separation Time, no supplement or amendment will materially adversely affect the interest of holders of Rights generally.

Any questions or requests for assistance concerning the information in this Directors’ Circular please contact:
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M5X 1E2
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